Exhibit 2.1

MERGER AGREEMENT

among

THE DOW CHEMICAL COMPANY,

BLUE CUBE SPINCO INC.,

OLIN CORPORATION

and

BLUE CUBE ACQUISITION CORP.

Dated as of March 26, 2015

TABLE OF CONTENTS

i

Section 10.12	Waiver of Jury Trial	83
Section 10.13	Counterparts	83
Section 10.14	Non-Parties	83

ANNEXES

A	Certificate of Incorporation of Surviving Corporation
B	Bylaws of Surviving Corporation

MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER, dated as of March 26, 2015, among THE DOW CHEMICAL COMPANY, a Delaware corporation (“TDCC”), BLUE CUBE SPINCO INC., a Delaware corporation (“Spinco”), OLIN CORPORATION, a Virginia corporation (“Parent”), and Blue Cube Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, TDCC, directly and indirectly, is engaged in the Business and its other businesses;

WHEREAS, Spinco is a newly-formed, wholly-owned direct subsidiary of TDCC;

WHEREAS, on or prior to the Closing Date, and subject to the terms and conditions set forth in the Separation Agreement, TDCC will consummate the Internal Separation, and following the Internal Separation and prior to the Effective Time, TDCC will distribute (the “Distribution”) all of the issued and outstanding shares of Spinco’s common stock, $0.001 par value per share (“Spinco Common Stock”) to holders of TDCC’s common stock, $2.50 par value per share (“TDCC Common Stock”) (a) without consideration on a pro rata basis (the “One-Step Spin-Off”); (b) by way of an offer to exchange (the “Exchange Offer”) shares of Spinco Common Stock for currently outstanding shares of TDCC Common Stock (followed by any Clean-Up Spin-Off); or (c) a combination of a One-Step Spin-Off and an Exchange Offer (followed by any Clean-Up Spin-Off);

WHEREAS, at the Effective Time, the parties hereto will effect the merger of Merger Sub with and into Spinco (the “Merger”), with Spinco continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties hereto intend that, for U.S. federal income Tax purposes, the contribution (as part of the Separation) by TDCC of all of its ownership interests in a newly-formed Delaware limited liability company and Blue Cube Holding LLC, a Delaware limited liability company to Spinco in exchange for additional Spinco Common Stock, the Spinco Securities, and the Special Payment (the “Contribution”) and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, the parties hereto intend this Agreement to be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) (a) has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger, the Parent Share Issuance and the Parent Charter Amendment; and (b) has recommended the approval by the stockholders of Parent of the Parent Share Issuance and the Parent Charter Amendment;

WHEREAS, the Board of Directors of Merger Sub has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Spinco (the “Spinco Board”) has determined that the Merger and this Agreement are advisable and has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, including the Internal Separation, the Contribution, the Distribution and the Merger; and

WHEREAS, the Board of Directors of TDCC (the “TDCC Board”) has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, including the Internal Separation, the Contribution, the Distribution and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01  Certain Defined Terms.  For purposes of this Agreement:

“Above Basis Amount” has the meaning set forth in the Separation Agreement.

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement between Parent and a Person who has made a proposal satisfying the requirements of Section 7.03(c) on terms no less favorable to Parent than those contained in the Confidentiality Agreement.

“Action” means any claim, action, suit, inquiry, proceeding or investigation by or before any Governmental Authority or arbitral tribunal.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” means this Agreement and Plan of Merger among the parties hereto (including the Disclosure Letters) and all amendments hereto made in accordance with the provisions of Section 10.07.

“Assumed Liabilities” has the meaning set forth in the Separation Agreement.

“beneficial owner” has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Business” has the meaning set forth in the Separation Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Employee” has the meaning set forth in the Employee Matters Agreement.

“Clean-Up Spin-Off” has the meaning set forth in the Separation Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Competing Parent Transaction” means any transaction or series of related transactions (other than the Merger) that constitutes, or is reasonably likely to lead to, (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Parent or any of its Subsidiaries, the assets of which constitute or represent more than 20% of the total revenue, operating income, EBITDA or fair market value of the assets of Parent and its Subsidiaries, taken as a whole; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 20% of the total revenue, operating income, EBITDA or fair market value of the assets of Parent and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition to any Person of more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of Parent; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 20% of any class of equity securities of Parent; (e) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the Merger; or (f) any combination of the foregoing.

“Competing Parent Transaction Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Competing Parent Transaction (other than an Acceptable Confidentiality Agreement).

“Competing Spinco Transaction” means any transaction or series of related transactions (other than the Merger, the Internal Separation and the Separation or as otherwise contemplated by this Agreement and the other Transaction Documents and other than asset sales and transfers in the ordinary course of business not in violation of Section 6.01) that constitutes, or is reasonably likely to lead to, a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, acquisition, sale, transfer or other disposition or similar transaction involving the Business or any material Transferred Assets, or any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the Merger.

“Competing Spinco Transaction Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Competing Spinco Transaction.

“Confidential Information Memorandum” means the Confidential Information Memorandum provided to Parent in connection with the transactions contemplated by this Agreement.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Conveyance Taxes” means any sales, use, transfer, conveyance, ad valorem, stamp, stamp duty, recording or other similar tax, fee or charge imposed by any Governmental Authority upon the sale, transfer or assignment of real, personal, tangible or intangible property or any interest therein pursuant to this Agreement, or upon the recording of any such sale, transfer or assignment, together with any interest, additions or penalties in respect thereof.

“DCP Group” means the Transferred Subsidiaries and, after the transfer of the Transferred JV Interests to a Parent Entity, the JV Entity.

“Delayed JV Closing” has the meaning set forth in the Separation Agreement.

“Delayed JV Closing Date” has the meaning set forth in the Separation Agreement.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Letters” means the Parent Disclosure Letter and the TDCC Disclosure Letter.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Dow” means, collectively, TDCC and its Subsidiaries.

“Dow Credit Support Instruments” has the meaning set forth in the Separation Agreement.

“Dow Disclosure Letter” has the meaning set forth in the Separation Agreement.

“Dow Entity” means TDCC or any of its Subsidiaries.

“Dow JV Interests” means the equity interests in the JV Entity owned, directly or indirectly, by TDCC as of the date hereof.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, among TDCC, Spinco and Parent.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, right of first refusal or first offer, or other restriction on title or transfer of any nature whatsoever, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation or violation with respect to, Intellectual Property.

“Environmental Law” means any Law, consent decree or judgment, in each case, relating to (a) pollution or the protection of the environment; or (b) human exposure to any Hazardous Material.

“Environmental Permit” means any permit, approval, identification number, registration, exemption or license that the Business is required to possess pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means (a) 0.80586207, if only the Dow JV Interests constitute the Transferred JV Interests; or (b) 0.87482759, if both the Dow JV Interests and the Partner JV Interests constitute the Transferred JV Interests.

“Excluded Assets” has the meaning set forth in the Separation Agreement.

“Excluded Liabilities” has the meaning set forth in the Separation Agreement.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants and commitment fees and any other financing fees and expenses) actually incurred or accrued by a party hereto or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of the transactions contemplated by the Transaction Documents, the preparation, review, and audit of any financial statements, the preparation of the Business for sale and any due diligence, marketing or similar activities in connection therewith, the preparation, printing, filing and mailing of the Registration Statements, the Proxy Statement, and the Schedule TO, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the Merger, the Internal Separation, the Separation, the New Debt and any other financing, and the other transactions contemplated by the Transaction Documents.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency, commission or any court of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls; and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a contaminant under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all rights in the following in any jurisdiction throughout the world:  (a) patents and patent applications; (b) trademarks, service marks, trade names, trade dress and Internet domain names, together with the goodwill associated therewith; (c) copyrights, including copyrights in computer software; (d) registrations and applications for registration of any of the foregoing under clauses (a) – (c) of this definition; (e) trade secrets, including, to the extent the following constitute trade secrets under applicable Law, know-how, formulae, methods, techniques, processes, and confidential and proprietary information (“Trade Secrets”); and (f) intellectual property rights in inventions.

“Interest Rate” means an interest rate equal to one (1) month LIBOR interest for the currency invoiced, as fixed by the ICE Benchmark Administration on the last Business Day of the month preceding the date on which payment was due, plus five percentage (5%) points, but in no case higher than the maximum rate permitted by applicable Law.

“Internal Separation” has the meaning set forth in the Separation Agreement.

“IRS” means the Internal Revenue Service.

“JV Closing Date” means (a) if the JV Transfer Requirements have been satisfied prior to the Closing Date, the Closing Date; and (b) if (i) the JV Transfer Requirements have not been satisfied prior to the Closing Date; and (ii) a Delayed JV Closing occurs pursuant to Section 2.01(e) of the Separation Agreement, the Delayed JV Closing Date.

“JV Entity” means Dow-Mitsui Chlor-Alkali LLC, a Delaware limited liability company.

“JV Entity Financial Statements” means the financial statements that are set forth in Section 1.01(f)(ii) of the TDCC Disclosure Letter.

“JV Guarantees” means the guarantees and other documents identified in Section 1.01(a) of the TDCC Disclosure Letter.

“JV LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Dow-Mitsui Chlor-Alkali LLC, dated as of March 29, 2011, between TDCC and the JV Partner.

“JV Partner” means Mitsui & Co. Texas Chlor-Alkali, Inc., a Delaware corporation.

“JV Transfer Requirement” has the meaning set forth in the Separation Agreement.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, lease, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means the Intellectual Property owned by a Dow Entity and licensed to a Transferred Subsidiary pursuant to (a) the Intellectual Property License Agreement to be executed on the Distribution Date, by and between TDCC, Dow Global Technologies LLC, Union Carbide Corporation, Union Carbide Chemicals & Plastics Technology LLC, and such Transferred Subsidiary, in substantially the form attached as Exhibit D to the Separation Agreement; and (b) the Trademark License Agreement to be executed on the Distribution Date, by and between TDCC and a Transferred Subsidiary, in substantially the form attached as Exhibit G to the Separation Agreement.

“Losses” has the meaning set forth in the Separation Agreement.

“New Debt” has the meaning set forth in the Separation Agreement.

“Non-U.S. Business Employee” means any Business Employee who is employed primarily outside (or, in the case of any expatriate Business Employee, whose home country is outside) the United States immediately prior to the Closing.

“Non-U.S. Parent Employee” means any Parent Employee who is employed primarily outside (or, in the case of any expatriate Parent Employee, whose home country is outside) the United States immediately prior to the Closing.

“NYSE” means the New York Stock Exchange.

“Parent 401(k) Plan” means Parent’s Contributing Employee Ownership Plan.

“Parent Charter” means the Amended and Restated Articles of Incorporation of Parent.

“Parent Charter Amendment” the amendment of Parent Charter to provide for an increase in the authorized shares of Parent Common Stock to an amount not less than 240,000,000 shares of Parent Common Stock.

“Parent Common Stock” means the common stock, par value $1 per share, of Parent.

“Parent Deferral Plans” means Parent’s Supplemental Contributing Employee Ownership Plan, Employee Deferral Plan, 1997 Stock Plan for Non-employee Directors and each other Parent Plan providing for the grant of Parent Stock Equivalents.

“Parent Disclosure Letter” means the confidential disclosure letter delivered by Parent to TDCC immediately prior to the execution of this Agreement.

“Parent Employee” means any employee of Parent or any of its Subsidiaries.

“Parent Entity” means any of Parent or any of its Affiliates, and at or after the Closing, the DCP Group, or any Affiliate of a member of the DCP Group.

“Parent Intellectual Property” means all Intellectual Property owned by Parent or one of its Subsidiaries, including the Registered Intellectual Property identified in Section 1.01(b) of the Parent Disclosure Letter.

“Parent Leased Real Property” means real property leased by Parent or its Subsidiaries, as tenant.

“Parent Material Adverse Effect” means any event, circumstance, change in or effect on Parent and its Subsidiaries that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, results of operations or the financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a “Parent Material Adverse Effect”, or taken into account in determining whether there has been a “Parent Material Adverse Effect”:  (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which Parent operates, including legal and regulatory changes and changes in the price of commodities or raw materials; (b) general business, economic or political conditions (or changes therein); (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (d) events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement or any other Transaction Document, the identity of TDCC, including with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, licensees, sub-licensees or co-promotion partners (provided, that this clause (d) shall not apply with respect to the matters described in Sections 5.03 and 5.04); (e) events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened); (f) events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (g) events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather-related conditions, explosions or fires, or any force majeure events in any country or region in the world; (h) events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable Law or the interpretation or enforcement thereof; or (i) events, circumstances, changes or effects arising out of, or attributable to, (1) the failure by Parent to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period or (2) any change in Parent’s stock price or trading volume (it being understood in the case of each of clauses (1) and (2) that the underlying cause of, or factors contributing to, such failure or change may be taken into account in determining whether a Parent Material Adverse Effect has occurred); except, in the case of clauses (a), (b), (c), (e), (f), (g) or (h) to the extent that such event, circumstance, change or effect has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which Parent and its Subsidiaries operate.

“Parent Owned Real Property” means the real property owned by Parent or its Subsidiaries.

“Parent Performance Shares” means all restricted share units payable in shares of Parent Common Stock or whose value is determined with reference to the value of shares of Parent Common Stock, in each case, that are subject to any performance-based vesting criteria.

“Parent Preferred Stock” means preferred stock, par value $1 per share, of Parent.

“Parent Recommendation” means the recommendation of the Parent Board that Parent stockholders vote in favor of the Parent Share Issuance and the Parent Charter Amendment at the Parent Stockholders’ Meeting.

“Parent RSUs” means all restricted share units payable in shares of Parent Common Stock or whose value is determined with reference to the value of shares of Parent Common Stock, in each case, that are not subject to any performance-based vesting criteria.

“Parent SEC Documents” means all forms, reports, statements, schedules and other documents filed by Parent with, or furnished by Parent to, the SEC since January 1, 2012.

“Parent Share Issuance” means the issuance of shares of Parent Common Stock to the stockholders of Spinco in connection with the Merger.

“Parent Stock Awards” means Parent Stock Options, Parent RSUs, Parent Performance Shares, Parent Stock Equivalents and any other equity or equity-based awards granted pursuant to the Parent Stock Plans.

“Parent Stockholder Approval” means (i) the approval of the Parent Share Issuance at the Parent Stockholders’ Meeting by the affirmative vote of a majority of the voting power of the shares of Parent Common Stock present in person or represented by proxy and voting on the issue at the Parent Stockholders’ Meeting and (ii) the approval of the Parent Charter Amendment at the Parent Stockholders’ Meeting by the affirmative vote of a majority of the votes entitled to be cast by the holders of outstanding shares of Parent Common Stock.

“Parent Stock Equivalents” means each outstanding right of any kind, contingent or accrued, to acquire or receive shares of Parent Common Stock or benefits measured by the value of shares of Parent Common Stock, and each award of any kind consisting of shares of Parent Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Parent Stock Plans and any other Parent Plans, other than Parent Stock Options, Parent RSUs and Parent Performance Shares.

“Parent Stock Plans” means Parent’s 2014 Long Term Incentive Plan, 2009 Long Term Incentive Plan, 2006 Long Term Incentive Plan, 2003 Long Term Incentive Plan, 2000 Long Term Incentive Plan, 1996 Stock Option Plan for Key Employees of the Parent and its Subsidiaries, each Parent Deferral Plan and each other Parent Plan providing for the grant of Parent Stock Awards.

“Parent Stock Options” means all stock options to acquire shares of Parent Common Stock from Parent.

“Parent’s Knowledge”, “Knowledge of Parent” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons identified on Section 1.01(e) of the Parent Disclosure Letter as of the date of this Agreement without any implication of verification or investigation concerning such knowledge.

“Partially Transferred Contracts” has the meaning set forth in the Separation Agreement.

“Partner JV Interests” means the equity interests in the JV Entity owned, directly or indirectly, by the JV Partner as of immediately prior to the date hereof.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) (i) in the case of TDCC and Spinco, Encumbrances approved in writing by Parent or any of its Representatives after the date hereof, and (ii) in the case of Parent and Merger Sub, Encumbrances approved in writing by TDCC or any of its Representatives after the date hereof; (c) mechanics’, materialmens’, carriers’, workers’, repairers’ and other similar Encumbrances or security obligations incurred in the ordinary course of business and arising by operation of Law or the validity or amount of which is being contested in good faith by appropriate proceedings; (d) pledges, deposits or other Encumbrances securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (e) Encumbrances and other imperfections of title that do not materially detract from the value or materially impair the use or occupancy of the property to which they relate in the conduct of the Business or the business of Parent and its Subsidiaries, as the case may be, as currently conducted; (f) Encumbrances arising under conditional sales contracts and equipment leases with third parties and other Encumbrances arising on assets and products sold in the ordinary course of business; (g) Encumbrances on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest; (h) any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; (i) all covenants, conditions, restrictions, easements, charges, rights-of-way and other similar matters of record set forth in any state, local or municipal recording or like office; (j) Encumbrances that would be disclosed by an accurate survey or inspection of the real property, including minor encroachments, minor variations, if any, between tax lot lines and property lines, and minor deviations, if any, of fences or shrubs from designated property lines; (k) standard printed survey and title exceptions contained in the form of title insurance policy if issued by a nationally reputable title insurance company; (l) Encumbrances that will be released at or prior to the Closing; (m) Encumbrances identified in the Spinco Financial Statements; and (n) Encumbrances reserved or created pursuant to any Transaction Document; provided, that in the case of each of the items in clause (j) above, none of the items described therein, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the use or occupancy of the property to which they relate in the conduct of the Business or the business of Parent and its Subsidiaries, as the case may be, as currently conducted.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Private Letter Ruling” means a private letter ruling from the IRS including rulings substantially to the effect that (a) the continuing arrangements between TDCC and Spinco will not impact the qualification of the Distribution under Section 355(a) of the Code; (b) TDCC will not recognize gain or loss on the receipt of the Special Payment under Section 361(b)(3) of the Code except to the extent that the amount of the Special Payment exceeds TDCC’s adjusted tax basis in the Spinco Common Stock (it being understood that the Special Payment does not include any additional cash distributed pursuant to Section 7.08(e)(ii) hereof or Section 2.03(c)(ii)(B) of the Separation Agreement); (c) unless TDCC shall have elected to effect the actions set forth in Section 7.08(e)(ii), TDCC will not recognize gain or loss upon the Debt Exchange under Section 361(c) of the Code; (d) TDCC will not recognize gain under Section 357(c) of the Code in the Separation; and (e) as requested by TDCC, subject to the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), such additional or supplemental tax rulings material to TDCC’s tax treatment of the Separation or Merger.

“Qualified Spinco Common Stock” means Spinco Common Stock that was not acquired directly or indirectly pursuant to the plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code), other than Spinco Common Stock actually acquired in the Distribution; provided, that for the avoidance of doubt, Qualified Spinco Common Stock shall not include any Spinco Common Stock acquired with respect to or in exchange for TDCC Common Stock that was acquired as part of such a plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code).

“Record Date” has the meaning set forth in the Separation Agreement.

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon, from, or migrating through, within or into, the air or any soil, sediment, subsurface strata, surface water or groundwater, natural resources or structure.

“Remedial Action” means any action required to investigate, clean up, remove or remediate, or conduct remedial, responsive, monitoring or corrective actions with respect to, any presence or Release of Hazardous Materials.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.

“Restrictive Covenant Agreement” means any current form of contract or agreement concerning non-competition, non-solicitation of customers or employees, non-hiring of employees, non-disclosure of information, assignment of Intellectual Property or any other restrictive covenants.

“Retained Dow Entity” means any Dow Entity that is neither a JV Entity nor a Transferred Subsidiary.

“Retained Site” has the meaning set forth in the Separation Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation” means, together, the Contribution, the receipt of the Spinco Consideration, and the Distribution.

“Separation Agreement” means the Separation Agreement, dated as of the date hereof, by and between TDCC and Spinco.

“Special Payment” has the meaning set forth in the Separation Agreement.

“Spinco Consideration” has the meaning set forth in the Separation Agreement.

“Spinco Financial Statements” means the financial statements that are attached hereto as Section 1.01(f)(i) of the TDCC Disclosure Letter.

“Spinco Intellectual Property” means, together, the Transferred Intellectual Property and the Licensed Intellectual Property.

“Spinco Material Adverse Effect” means any event, circumstance, change in or effect on the Business that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, results of operations or the financial condition of the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a “Spinco Material Adverse Effect”, or taken into account in determining whether there has been a “Spinco Material Adverse Effect”:  (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which the Business operates, including legal and regulatory changes and changes in the price of commodities or raw materials; (b) general business, economic or political conditions (or changes therein); (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (d) events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement or any other Transaction Document (including the Internal Separation, the Contribution, the Distribution and the Merger), the identity of Parent, including with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, licensees, sub-licensees or co-promotion partners (provided, that this clause (d) shall not apply with respect to the matters described in Sections 4.04 and 4.05); (e) events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened); (f) events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (g) events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather-related conditions, explosions or fires, or any force majeure events in any country or region in the world; (h) events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable Law or the interpretation or enforcement thereof; or (i) events, circumstances, changes or effects arising out of, or attributable to, (1) the failure by the Business to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period or (2) any change in TDCC’s stock price or trading volume (it being understood in the case of each of clauses (1) and (2) that the underlying cause of, or factors contributing to, such failure or change may be taken into account in determining whether a Spinco Material Adverse Effect has occurred); except, in the case of clauses (a), (b), (c), (e), (f), (g) or (h) to the extent that such event, circumstance, change or effect has a disproportionate effect on the Business, taken as a whole, as compared with other participants in the industries in which the Business operates.

“Spinco Securities” has the meaning set forth in the Separation Agreement.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is controlled by such Person.

“Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party with respect to a Competing Parent Transaction on terms and conditions that the Parent Board determines, in its good faith judgment, after consulting with a financial advisor of internationally recognized reputation and external legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal, including availability of financing, and any changes to the terms of this Agreement proposed by TDCC in response to such offer or proposal, or otherwise, to be (a) more favorable from a financial point of view, to the stockholders of Parent than the Merger; and (b) reasonably expected to be consummated.  For purposes of the definition of “Superior Proposal,” each reference to “20%” in the definition of “Competing Parent Transaction” shall be replaced with “50%”.

“Tag Event” means the exercise by the JV Partner of its right to accept the Dow Offer (as defined in the JV LLC Agreement) pursuant to Section 7.10(c) of the JV LLC Agreement.

“Tax” or “Taxes” means all income, capital gain, gross receipts, windfall profits, severance, property, production, license, excise, net worth, franchise, capital, employment, withholding, social security contributions and other taxes, duties, fees, charges or imposts, however denominated, together with any interest, additions or penalties in respect thereof, imposed by any Taxing Authority (but excluding any Conveyance Taxes).

“Tax-Free Status of the External Transactions” means the following U.S. federal income Tax consequences in connection with the Separation and the Merger: (a) the Contribution, taken together with the Distribution, qualifies as a tax-free reorganization under Section 368(a)(1)(D) of the Code, with each of TDCC and Spinco being a party to the reorganization, in which no gain or loss is recognized by TDCC; (b) unless TDCC shall have elected to effect the actions set forth in Section 7.08(e)(ii), the Debt Exchange constitutes a transfer of qualified property to the creditors of TDCC in connection with the reorganization within the meaning of Section 361(c)(3) of the Code; (c) the Distribution (whether as a One-Step Spin-Off, an Exchange Offer followed by a Clean-Up Spin-Off or a combination of both of the foregoing) qualifies as a distribution of Spinco stock to TDCC shareholders pursuant to which no gain or loss is recognized by TDCC and the TDCC stockholders under Section 355(a) of the Code, except to the extent of cash received in lieu of fractional shares; (d) to the extent that it does not exceed TDCC’s adjusted tax basis in the Spinco Common Stock, the Special Payment qualifies as money transferred to creditors or distributed to shareholders in pursuance of the reorganization with the meaning of Section 361(b)(1) of the Code to the extent that TDCC distributes the Special Payment to its creditors in repayment of TDCC debt or to its stockholders as a dividend or in redemption of TDCC stock in connection with the Contribution (it being understood that the Special Payment does not include any additional cash distributed pursuant to Section 7.08(e)(ii) hereof or Section 2.03(c)(ii)(B) of the Separation Agreement); and (e) the Merger qualifies as a tax-free reorganization pursuant to Section 368(a) of the Code, in which no gain or loss is recognized for U.S. federal income Tax purposes by any of TDCC, Spinco, Parent and their respective stockholders, except to the extent of cash received in lieu of fractional shares.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the date hereof, among TDCC, Spinco and Parent.

“Tax Representation Letters” means tax representation letters containing normal and customary representations and covenants, substantially in compliance with IRS published advance ruling guidelines, and with customary assumptions, exceptions and modifications thereto, reasonably satisfactory in form and substance to TDCC Tax Counsel and Cravath, Swaine & Moore LLP in light of the facts and the conclusions to be reached in the Parent Merger Tax Opinion and the TDCC RMT Tax Opinion, executed by Parent, Spinco and TDCC, and other parties, if required.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes or Conveyance Taxes.

“Taxing Authority” means any Governmental Authority that is responsible for the administration or imposition of any Tax or Conveyance Tax, including any federal, national, international, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission and any court, tribunal or judicial or arbitral body empowered to issue binding decisions.

“TDCC Disclosure Letter” means the confidential letter delivered by TDCC to Parent immediately prior to the execution of this Agreement.

“TDCC SEC Documents” means all forms, reports, statements, schedules and other documents filed by TDCC with, or furnished by TDCC to, the SEC since January 1, 2012.

“TDCC’s Knowledge”, “Knowledge of TDCC” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons identified on Section 1.01(g) of the TDCC Disclosure Letter as of the date of this Agreement without any implication of verification or investigation concerning such knowledge.

“Termination Fee” means $100,000,000.

“Transaction Documents” has the meaning set forth in the Separation Agreement.

“Transferred Assets” has the meaning set forth in the Separation Agreement.

“Transferred Contracts” has the meaning set forth in the Separation Agreement.

“Transferred Facilities” has the meaning set forth in the Separation Agreement.

“Transferred Intellectual Property” has the meaning set forth in the Separation Agreement.

“Transferred JV Interests” means the Dow JV Interests; provided, that if there is a Tag Event prior to the Distribution Date, “Transferred JV Interests” means, collectively, the Dow JV Interests and the Partner JV Interests.

“Transferred Leased Real Property” has the meaning set forth in the Separation Agreement.

“Transferred Owned Real Property” has the meaning set forth in the Separation Agreement.

“Transferred Subsidiaries” means each of Spinco, the limited liability companies that TDCC will contribute to Spinco pursuant to the Separation Agreement and their respective Subsidiaries, excluding the JV Entity.

“Union Employee” has the meaning set forth in the Employee Matters Agreement.

“U.S. Business Employee” means any Business Employee who is employed primarily in (or, in the case of any expatriate Business Employee, whose home country is) the United States immediately prior to the Closing.

“U.S. Parent Employee” means any Parent Employee who is employed primarily in (or, in the case of any expatriate Parent Employee, whose home country is) the United States immediately prior to the Closing.

Section 1.02  Other Defined Terms.  The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

Additional Debt	§ 7.08(e)
Alternative Financing	§ 7.08(a)
Alternative Financing Agreements	§ 7.08(b)
Alternative Spinco Commitment Letter	§ 7.08(a)
Certificate of Merger	§ 2.02
Change in the Parent Recommendation	§ 7.03(d)
Closing	§ 2.02
Confidentiality Agreement	§ 7.14(a)
Contribution	Recitals
Debt Exchange	§ 7.09(b)
Distribution	Recitals
Dow Employee Representative Agreement	§ 4.14
Dow Plans	§ 4.13(b)
Effective Time	§ 2.02
ERISA	§ 4.13(a)
Exchange Agent	§ 3.01(a)
Exchange Fund	§ 3.01(a)
Exchange Offer	Recitals
Financing	§ 5.05(b)
Financing Agreements	§ 7.08(a)
JV Guarantee Release	§ 7.07(b)
JV Leased Real Property	§ 4.12(d)
Lenders	§ 5.05(b)
Merger	Recitals
Merger Consideration	§ 2.04(a)
Merger Sub	Preamble
Non-U.S. Dow Plans	§ 4.13(b)
Non-U.S. Parent Plans	§ 5.12(b)
Notice of Superior Proposal	§ 7.03(d)
Notice Period	§ 7.03(d)
One-Step Spin-Off	Recitals

Parent	Preamble
Parent Board	Recitals
Parent Capitalization Date	§ 5.02(a)
Parent Employee Representative Agreement	§ 5.13
Parent Group	§ 7.07(a)
Parent Material Contract	§ 5.15(a)
Parent Merger Tax Opinion	§ 7.09(b)
Parent Plans	§ 5.12(b)
Parent Registration Statement	§ 7.01(a)
Parent Stockholders’ Meeting	§ 7.02
Proxy Statement	§ 7.01(a)
Registration Statements	§ 7.01(a)
Required Financial Statements	§ 7.08(b)
Revised Transaction Proposal	§ 7.03(d)
Schedule TO	§ 7.01(a)
Shares	§ 2.04(a)
Spinco	Preamble
Spinco Board	Recitals
Spinco Commitment Letter	§ 5.05(b)
Spinco Common Stock	Recitals
Spinco Material Contract	§ 4.16(a)
Spinco Registration Statement	§ 7.01(a)
Surviving Corporation	§ 2.01
TDCC	Preamble
TDCC Board	Recitals
TDCC Common Stock	Recitals
TDCC Tax Counsel	§ 7.09(b)
TDCC RMT Tax Opinion	§ 7.09(b)
Termination Date	§ 9.01(a)
Threshold Percentage	§ 2.04(d)
Trade Secrets	§ 1.01
U.S. Dow Plans	§ 4.13(a)
U.S. Parent Plans	§ 5.12(a)

Section 1.03  Interpretation and Rules of Construction.  (a)  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)       when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement;

(ii)      the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)     whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)     the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)      all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(vi)     where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, in the case of “made available” to Parent, material that has been posted in a “data room” (virtual or otherwise) established by or on behalf of TDCC or Spinco; including further, in the case of “made available” to TDCC or Spinco, material that has been posted in a “data room” (virtual or otherwise) established by or on behalf of Parent or Merger Sub;

(vii)    references to “day” or “days” are to calendar days;

(viii)   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(ix)  references to a Person are also to its successors and permitted assigns;

(x)  when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day; and

(xi)  references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

(b)  Notwithstanding anything to the contrary contained in the Disclosure Letters, in this Agreement or in the other Transaction Documents, the information and disclosures contained in any Section of a Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Letter as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of such Disclosure Letter in this Agreement.  Certain items and matters are listed in the Disclosure Letters for informational purposes only and may not be required to be listed therein by the terms of this Agreement.  In no event shall the listing of items or matters in a Disclosure Letter be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement.  No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of a Disclosure Letter shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in such Disclosure Letter.  Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any contract or agreement, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II

THE MERGER

Section 2.01  The Merger.  Upon the terms and subject to the satisfaction or written waiver (where permissible under applicable Law) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into Spinco.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Spinco shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02  Closing; Effective Time.  As promptly as practicable, but in no event later than the third (3rd) Business Day (unless another date is agreed to in writing by TDCC and Parent), after the satisfaction or written waiver (where permissible under applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible under applicable Law) of those conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).  Immediately prior to such filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

Section 2.03  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.

Section 2.04  Conversion of Securities.  (a)  Conversion of Spinco Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Spinco or the holders of the Spinco Common Stock, each share of Spinco Common Stock (all shares of Spinco Common Stock being collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled or converted pursuant to Section 2.04(b)) shall be converted automatically into the right to receive a number of fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Sections 2.04(d) and 3.01(f) (the “Merger Consideration”), and each holder of certificates or book-entry shares which immediately prior to the Effective Time represented such Shares shall thereafter cease to have any rights with respect thereto except (i) the right to receive the Merger Consideration, any dividends or other distributions pursuant to Section 3.01(c) and cash in lieu of any fractional shares payable pursuant to Section 3.01(e), in each case to be issued or paid, without interest, in consideration therefor; and (ii) as provided by Law.

(b)  Cancellation of Certain Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Spinco or the holders of the Spinco Common Stock, each Share held in the treasury of Spinco shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)  Capital Stock of Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Spinco or the holders of the Spinco Common Stock, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d)  Exchange Ratio True-Up.  If the condition set forth in Section 8.03(b) would be unable to be satisfied because immediately after the Effective Time, the percentage of outstanding shares of Parent Common Stock to be received by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock would be less than 50.5% (the “Threshold Percentage”) of all the stock of Parent (including (i) any instruments that are treated as stock for U.S. federal income Tax purposes; and (ii) any stock that may be issued after the Effective Time, pursuant to the exercise or settlement of an option or other contract acquired or entered into on or before the Effective Time that may be regarded as having been acquired or entered into before the Effective Time as part of a “plan” of which the Distribution is a part within the meaning of Section 355(e) of the Code, but excluding (A) for purposes of clause (i), any employee stock option that, at the time of grant, was not in-the-money and, unless an election has been made under Section 83(b) of the Code with respect thereto, any stock or stock rights granted as compensation before the Effective Time that is not vested at the Effective Time; and (B) for purposes of clause (ii), any stock that may be issued after the Effective Time, pursuant to the exercise or settlement of any rights pursuant to a Parent Stock Plan), determined without regard to any adjustment pursuant to this Section 2.04(d)), then the aggregate number of shares of Parent Common Stock into which the shares of Spinco Common Stock are converted pursuant to Section 2.04(a) shall be increased such that the number of shares of Parent Common Stock to be received by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock equals the Threshold Percentage.  If any such increase is required solely by reason of any actions taken by TDCC or its Affiliates pursuant to the plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code) or failure by TDCC or its Affiliates to take any commercially reasonable action to prevent such increase, then the Above Basis Amount shall be decreased by an amount equal to the product of $29.00 multiplied by the number of additional shares of Parent Common Stock required to be issued pursuant to the true-up set forth in this Section 2.04(d) solely by reason of such actions taken by TDCC or its Affiliates.

Section 2.05  Certificate of Incorporation; Bylaws.  (a)  The certificate of incorporation of Spinco shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Spinco or the holders of the Spinco Common Stock, be amended and restated in its entirety to read as set forth in Annex A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with such certificate of incorporation, this Agreement and applicable Law.

(b)  The bylaws of Spinco shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Spinco or the holders of the Spinco Common Stock, be amended and restated in their entirety to read as set forth in Annex B and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws, this Agreement and applicable Law.

Section 2.06  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of Spinco immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

Section 2.07  Board of Directors of Parent.  The Parent Board shall take all such action as may be necessary (a) to cause the number of directors comprising the Parent Board as of the Effective Time to be increased by three (3) directors to twelve (12) directors; and (b) to cause three (3) individuals designated by TDCC to be appointed to the Parent Board as of the Effective Time to serve until the next annual election of directors of Parent; provided, that if any of such TDCC designees is unable or unwilling to serve, then TDCC shall select a reasonable replacement for such TDCC designee.  In connection with the next annual election of directors of Parent, the Parent Board shall take all such action as may be necessary to include each of the TDCC designees as nominees for the Parent Board recommended by the Parent Board for election by Parent’s stockholders.

Section 2.08  Transaction Structure.  If, prior to the date on which Parent commences solicitation of proxies for use at the Parent Stockholders’ Meeting, the IRS notifies TDCC that the IRS will not issue one or more of the requested rulings, then, during the sixty (60) day period starting from the date of such IRS notification, the parties hereto shall collaborate reasonably and in good faith in order to determine a possible alternative structure for the transactions contemplated hereby that the parties hereto determine, with the assistance of their respective tax advisors, will either make likely the receipt from the IRS of the ruling at issue or eliminate the necessity for the rulings, in either case, without (a) increasing in any material respect the costs to any party hereto or any of their respective Affiliates; (b) causing the performance of the covenants and agreements of any party hereto to become more burdensome in any material respect; (c) expanding in any material respect the scope of consents and approvals required to consummate the transactions contemplated hereby; (d) decreasing in any material respect the expected benefits of the transactions contemplated hereby to any party hereto or any of their respective Affiliates; or (e) otherwise resulting in any substantial impediment to the consummation of the transactions contemplated hereby.  In the event the parties hereto reasonably, and in good faith, agree upon such an alternative transaction structure, they shall, as soon as practicable thereafter, modify the covenants and agreements set forth in this Agreement and the other Transaction Documents accordingly to reflect the change in transaction structure referenced in the immediately preceding sentence.  In furtherance of the foregoing, each of the parties hereto shall take all action reasonably necessary to modify the ruling request to reflect the transactions as so modified and effectuate the change in transaction structure contemplated by this Section 2.08, and each party hereto shall use its reasonable best efforts to cause the transactions contemplated hereby, as so modified, to be consummated as soon as practicable thereafter and in accordance with the terms of this Agreement.

Section 2.09  Ethylene Payment.  At the Closing, Parent shall cause the payments to be made that are required to be made on the Closing Date pursuant to the Ethylene Sales Contract (North America) to be entered into pursuant to Section 6.10 of the Separation Agreement, a term sheet of which is attached as Exhibit II to the Separation Agreement.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION

Section 3.01  Exchange Fund.  (a)  Exchange Agent.  Prior to the Effective Time, TDCC shall designate a nationally-recognized commercial bank or trust company reasonably acceptable to Parent to act as agent (the “Exchange Agent”) for the benefit of the holders of Shares who exchange their Shares in accordance with this Article III.  Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article III promptly after the Effective Time, book-entry shares representing the Merger Consideration issuable to holders of Shares as of the Effective Time pursuant to Section 2.04(a) (such book-entry shares for shares of Parent Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.01(c) and other amounts payable in accordance with Section 3.01(e), the “Exchange Fund”).  The Exchange Agent shall, pursuant to irrevocable instructions from Parent, deliver the Merger Consideration out of the Exchange Fund.  The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent.  Any interest or other income from such investments shall be paid to and become income of Parent.  Except as contemplated by Section 3.01(g), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.01(a).

(b)  Exchange Procedures.

(i)       As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to distribute the shares of Parent Common Stock into which the shares of Spinco Common Stock that were distributed in the Distribution have been converted pursuant to the Merger, which shares shall be distributed on the same basis as the shares of Spinco Common Stock were distributed in the Distribution and to the Persons who received Spinco Common Stock in the Distribution.  Each Person entitled to receive Spinco Common Stock in the Distribution shall be entitled to receive in respect of the shares of Spinco Common Stock distributed to such Person a book-entry authorization representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to this Section 3.01(b) (and cash in lieu of fractional shares of Parent Common Stock, as contemplated by Section 3.01(e)) (and any dividends or distributions and other amounts pursuant to Section 3.01(c)). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Parent Common Stock held by it from time to time hereunder, except as contemplated by Section 3.01(c).

(ii)  In the event of a transfer of ownership of TDCC Common Stock which is not registered in the transfer records of Spinco, cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c) may be issued to a transferee who should have received Shares if the certificate or book-entry shares representing such TDCC Common Stock are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Upon exchange as contemplated by this Section 3.01, each Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, without interest, the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock that the holder of such Share is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c).

(c)  Distributions with Respect to Undistributed Shares of Parent Common Stock.  No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock shall be paid with respect to any shares of Parent Common Stock that are not able to be distributed by the Exchange Agent promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise.  Subject to the effect of abandoned property, escheat, Tax or other applicable Laws, following the distribution of any such previously undistributed shares of Parent Common Stock, there shall be paid to the record holder of such shares of Parent Common Stock, without interest, (i) at the time of the distribution, the amount of cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.01(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such whole shares of Parent Common Stock and a payment date subsequent to the distribution of such whole shares of Parent Common Stock.

(d)  No Further Rights in Spinco Common Stock.  All shares of Parent Common Stock issued upon the exchange of Spinco Common Stock in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.01(c) or Section 3.01(e)) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to such shares of Spinco Common Stock.

(e)  No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Spinco Common Stock, and such fractional share interests will not entitle the owner thereof to vote, or to any other rights of a stockholder of Parent.  All fractional shares of Parent Common Stock that a holder of shares of Spinco Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated by the Exchange Agent.  The Exchange Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders of shares of Spinco Common Stock that would otherwise be entitled to receive such fractional shares of Parent Common Stock in the Merger, in the open market or otherwise, in each case at then-prevailing market prices, and in no case later than five (5) Business Days after the time of the Distribution.  The Exchange Agent shall make available the net proceeds thereof, subject to the deduction of the amount of any withholding Taxes as contemplated in Section 3.01(i) and brokerage charges, commissions and Conveyance Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Spinco Common Stock that would otherwise be entitled to receive such fractional shares of Parent Common Stock in the Merger.

(f)  Adjustments to Exchange Ratio.  The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Spinco Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Spinco Common Stock with a record date occurring on or after the date hereof and prior to the Effective Time, other than the issuance of stock by Spinco in the Separation, the Special Payment, or the other transactions contemplated by this Agreement and the Separation Agreement; provided that nothing in this Section 3.01(f) shall be construed to permit Spinco, Parent or Merger Sub to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g)  Termination of Exchange Fund.  Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the former holders of Shares on the date that is nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any former holders of Shares who have not theretofore received shares of Parent Common Stock in accordance with this Article III shall thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.01(e) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 3.01(c) (subject to any abandoned property, escheat or similar Law).

(h)  No Liability.  None of the Parent, TDCC, Spinco, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any Merger Consideration from the Exchange Fund (or dividends or distributions with respect to Parent Common Stock) or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.  Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(i)       Withholding Rights.  Each of the Surviving Corporation, the Exchange Agent, Parent and Merger Sub shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Persons otherwise entitled thereto in respect of which such deduction and withholding was made.

Section 3.02  Stock Transfer Books.  From and after the Effective Time, the stock transfer books of Spinco shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of Spinco.

Section 3.03  No Appraisal Rights.  In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TDCC

Except as otherwise disclosed or identified in (a) the TDCC SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or other statement included in such TDCC SEC Documents to the extent they are predictive or forward looking in nature; or (b) the TDCC Disclosure Letter, TDCC hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01  Organization and Qualification.  Each of TDCC and Spinco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own its properties and carry on its business in the places where such properties are now owned or such businesses are now being conducted.  As of the Closing Date, each Transferred Subsidiary (other than Spinco) will be, and the JV Entity is, duly organized, validly existing and in good standing (to the extent such concept is recognized in the relevant jurisdiction) under the Laws of its respective jurisdiction of incorporation and will have full corporate power and authority to own its properties and carry on its business in the places where such properties are now owned or such businesses are now being conducted.  Each of TDCC and Spinco has the necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  Each Dow Entity and each Transferred Subsidiary has the necessary corporate power and authority to enter into each Transaction Document to which it is or will be a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by TDCC and Spinco of this Agreement, the performance by TDCC and Spinco of their respective obligations hereunder and the consummation by TDCC and Spinco of the transactions contemplated hereby have been duly authorized by all requisite action on the part of TDCC and Spinco, except for such further action of the TDCC Board required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the TDCC Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement), and in the case of the Merger, the approval of this Agreement by TDCC in its capacity as the sole stockholder of Spinco.  The execution and delivery by each Retained Dow Entity and each Transferred Subsidiary of each Transaction Document to which it is or will be a party, the performance by each Retained Dow Entity and each Transferred Subsidiary of their respective obligations thereunder and the consummation by each Retained Dow Entity and each Transferred Subsidiary of the transactions contemplated thereby will be, duly authorized by all requisite action on the part of each Retained Dow Entity and each Transferred Subsidiary.  This Agreement has been duly executed and delivered by TDCC and Spinco, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of TDCC and Spinco, enforceable against TDCC and Spinco in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).  Each Transaction Document will be duly executed and delivered by each Retained Dow Entity and each Transferred Subsidiary party thereto, and (assuming due authorization, execution and delivery by the other parties thereto) each Transaction Document will constitute, a legal, valid and binding obligation of each Retained Dow Entity and each Transferred Subsidiary party thereto or contemplated to be party thereto, enforceable against each such Retained Dow Entity or Transferred Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4.02  Capital Structure of Spinco.

(a)  As of the date hereof, (i) the authorized capital stock of Spinco consists of 100,000,000 Shares; and (ii) 500 Shares are issued and outstanding.  Immediately following the Distribution, (i) the authorized capital stock of Spinco will consist of 100,000,000 Shares; and (ii) 100,000,000 Shares will be issued and outstanding.

(b)  Except in connection with the Merger and as provided for in the Separation Agreement, (i) there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Spinco or (A) obligating Spinco to issue or sell any shares of capital stock of, or other equity interests in, Spinco; (B) obligating Spinco or any Transferred Subsidiary to issue, grant, extend or enter into any such option, warrant, right, agreement, arrangement or commitment; or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares of Spinco Common Stock; and (ii) there are no outstanding contractual obligations of Spinco to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, Spinco or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, Spinco or any other Person.  All outstanding shares of Spinco Common Stock are, and all such shares of Spinco Common Stock which may be issued prior to the Effective Time in accordance with the terms of this Agreement and the Separation Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable contracts or any provision of the certificate of incorporation or bylaws of Spinco.

(c)  There are no bonds, debentures, notes or other indebtedness of Spinco having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of Spinco may vote are issued or outstanding.

(d)  Spinco is a direct, wholly-owned Subsidiary of TDCC.  The copies of the certificate of incorporation and bylaws of Spinco which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

Section 4.03  Transferred Subsidiaries.

(a)  As of the Effective Time, (i) Spinco or another Transferred Subsidiary will own, directly or indirectly, all equity interests in the Transferred Subsidiaries (other than Spinco), in substantially the manner set forth in Section 4.03(a) of the TDCC Disclosure Letter, in each case, free and clear of all Encumbrances other than restrictions imposed by applicable securities Laws; (ii) all equity interests in the Transferred Subsidiaries will have been duly authorized, validly issued, fully paid and non-assessable; and (iii) there will be no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the equity interests in the Transferred Subsidiaries.

(b)  The only issued and outstanding equity or voting interests in the JV Entity are the Dow JV Interests (which constitute 50% of the outstanding interests in the JV Entity) and the Partner JV Interests (which constitute 50% of the outstanding interests in the JV Entity).  As of the Effective Time, (i) the Transferred JV Interests will have been duly authorized, validly issued, fully paid and non-assessable; and (ii) there will be no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments relating to the Transferred JV Interests.

(c)  Except for its interests in the Transferred Subsidiaries (other than Spinco) and the JV Entity, as of the Effective Time, Spinco will not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(d)  Prior to the Effective Time, true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Transferred Subsidiaries (other than Spinco) and the JV Entity will be furnished or made available to Parent.

Section 4.04  No Conflict; Board and Stockholder Approval.

(a)  Assuming that all consents, approvals, authorizations and other actions described herein or set forth in Section 4.05 of the TDCC Disclosure Letter have been obtained, all filings and notifications listed in Section 4.05 below or in Section 4.05 of the TDCC Disclosure Letter have been made, any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to Parent or its Affiliates, the execution, delivery and performance by TDCC and Spinco of this Agreement does not, and the execution, delivery and performance by each Retained Dow Entity and each Transferred Subsidiary of the Transaction Documents to which it is contemplated to be a party will not, (a) violate, conflict with, or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of any Retained Dow Entity, Transferred Subsidiary or the JV Entity; (b) conflict with or violate any Law or Governmental Order applicable to any Retained Dow Entity, Transferred Subsidiary, the JV Entity or any Transferred Asset; (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Spinco Material Contract or any other contract to which any Retained Dow Entity, Transferred Subsidiary or the JV Entity is a party or by which any of their respective properties or assets is bound; or (d) (i) result in the creation or the imposition of (x) any Encumbrance upon any of the Transferred Assets (other than a Permitted Encumbrance); or (y) any Encumbrance upon any of the capital stock of the Transferred Subsidiaries or the JV Entity; or (ii) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of the Transferred Assets, the Transferred Subsidiaries or the JV Entity, except, in the case of clauses (b) – (d), as would not (A) materially and adversely affect the ability of TDCC or Spinco to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents; or (B) otherwise have a Spinco Material Adverse Effect.

(b)  The TDCC Board, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has approved this Agreement and declared it advisable.  The Spinco Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has approved this Agreement and the Merger.  To TDCC’s Knowledge, no state takeover statute is applicable to the Merger or any of the other transactions contemplated by this Agreement.

(c)  As promptly as practicable after execution of this Agreement, TDCC will approve and adopt, as Spinco’s sole stockholder, this Agreement and other transactions contemplated by this Agreement and the other Transaction Documents which require the consent of Spinco’s stockholders under the DGCL, Spinco’s certificate of incorporation or Spinco’s bylaws.  Following such approval and adoption by TDCC, the approval of Spinco’s stockholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended on or after the Distribution Date and such approval is required, solely as a result of such amendment, under the DGCL or Spinco’s articles of incorporation or bylaws.  The approval of TDCC’s stockholders is not required to effect the transactions contemplated by the Separation Agreement, this Agreement or the other Transaction Agreements.

Section 4.05  Governmental Consents and Approvals.  The execution, delivery and performance by TDCC and Spinco of this Agreement and the execution, delivery and performance by each Dow Entity and each Transferred Subsidiary of each Transaction Document to which it is contemplated to be a party do not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act or any other applicable antitrust Laws; (b) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 2.02; (c) the filing with the SEC of the Registration Statements and, if applicable, Schedule TO, and such other compliance with the Exchange Act and the Securities Act as may be required in connection with the transactions contemplated by this Agreement; (d) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by TDCC or Spinco of the transactions contemplated by this Agreement and the other Transaction Documents or would not have a Spinco Material Adverse Effect; (e) consents, approvals, authorizations or other orders or declarations of, actions by, filings with, or notifications to, any Governmental Authority relating to the Internal Separation; or (f) as a result of any facts or circumstances relating to Parent or any of its Affiliates.

Section 4.06  Financial Information.

(a)  True and complete copies of the Spinco Financial Statements have been made available by TDCC to Parent and are set forth on Section 1.01(f)(i) of the TDCC Disclosure Letter.

(b)  The Spinco Financial Statements, subject to the notes thereto, (i) present fairly, in all material respects, the combined financial position of the Business as of the dates thereof and the results of operations and cash flows of the Business for the periods covered thereby; and (ii) were prepared in accordance with GAAP, consistently applied during the periods covered thereby.

(c)  Except as set forth in the Spinco Financial Statements or the notes thereto, and except as specifically contemplated by this Agreement or the other Transaction Documents, since December 31, 2014, the Dow Entities and the Transferred Subsidiaries have not incurred any Liabilities that will be liabilities of the Transferred Subsidiaries as an Assumed Liability pursuant to the Separation Agreement and that are of a nature that would be required to be disclosed on a combined balance sheet of the Business or in the notes thereto prepared in conformity with GAAP, other than Liabilities incurred in the ordinary course of business or Liabilities that would not have a Spinco Material Adverse Effect.

(d)  True and complete copies of the JV Entity Financial Statements have been made available by TDCC to Parent.

(e)  The JV Entity Financial Statements (i) present fairly, in all material respects, the financial position of the JV Entity as of the date thereof and the results of operations and cash flows of the JV Entity for the periods covered thereby (subject to normal year-end adjustments and the absence of notes); and (ii) were prepared in accordance with GAAP.

(f)  Except as set forth in the JV Entity Financial Statements, and except as specifically contemplated by this Agreement or the other Transaction Documents, since December 31, 2014, the JV Entity has not incurred any Liabilities that are of a nature that would be required to be disclosed on a balance sheet of the JV Entity, other than Liabilities incurred in the ordinary course of business or Liabilities that would not have a Spinco Material Adverse Effect.

Section 4.07  No Spinco Material Adverse Effect.  Since December 31, 2014, there has not occurred any Spinco Material Adverse Effect.

Section 4.08  Litigation.  There is no Action by or against Dow or the JV Entity and specifically relating to the Business pending or, to the Knowledge of TDCC, threatened in writing before any Governmental Authority that would have a Spinco Material Adverse Effect or would prevent or materially delay the consummation by TDCC or Spinco of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.09  Registration Statement. The information supplied by TDCC for inclusion or incorporation by reference in the Registration Statements and the Proxy Statement and, if applicable, the Schedule TO and any other filing contemplated by Section 7.01, shall not, at (a) the time each Registration Statement is declared effective; (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent; (c) the time of the Parent Stockholders’ Meeting; (d) the time the Schedule TO is filed with the SEC; or (e) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All documents that TDCC and Spinco are responsible for filing with the SEC in connection with the transactions contemplated by this Agreement and the other Transaction Documents will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 4.10  Compliance with Laws.  Dow and the JV Entity conduct, and since January 1, 2014 have conducted, in all material respects, the Business in compliance with all Laws and Governmental Orders applicable to the Business, and the Business is not in material violation of any such Law or Governmental Order, in each case including all applicable anti-bribery and anti-corruption Laws, economic sanctions Laws and embargoes, export control Laws, customs and import Laws and international trade Laws.  In connection with the Business, Dow, the Transferred Subsidiaries and the JV Entity have obtained and are, in all material respects, in compliance with all material permits, licenses, approvals, agreements and authorizations issued or granted by any Governmental Authority (other than Environmental Permits, which are the subject of Section 4.17) that are necessary to conduct the Business or to own, lease or operate the Transferred Assets. This Section 4.10 does not apply with respect to the matters that are the subject of the representations and warranties set forth in Section 4.13 or Section 4.14.

Section 4.11  Intellectual Property.

(a)  (i) To the Knowledge of TDCC, the use of the Spinco Intellectual Property by Dow as conducted through the Business as of the date of this Agreement does not, in any material respect, infringe any Intellectual Property of any other Person; (ii) a Dow Entity is the exclusive owner of each item of Registered Spinco Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances; and (iii) to the Knowledge of TDCC, no Person is engaging, as of the date of this Agreement, in any activity that, in any material respect, infringes, violates or misappropriates any Spinco Intellectual Property.

(b)  As of the date of this Agreement, there is no (i) Action initiated by any other Person pending or, to the Knowledge of TDCC, threatened in writing against Dow or the JV Entity (A) concerning the matters described in Section 4.11(a)(i); or (B) challenging the validity, enforceability or ownership of any material Spinco Intellectual Property, provided, in each case, that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to Dow or the JV Entity shall be deemed to be “threatened” rather than “pending”; or (ii) Governmental Order against Dow or the JV Entity or settlement agreement that a Dow Entity or the JV Entity is a party to or, to the Knowledge of TDCC, any other Governmental Order or settlement agreement restricting in any material respect the use or exploitation of any material Spinco Intellectual Property.

(c)  The Registered Spinco Intellectual Property is subsisting and, to the Knowledge of TDCC, valid and enforceable.

(d)  Each of Dow and the JV Entity uses commercially reasonable efforts to protect, preserve and maintain the secrecy and confidentiality of the material Trade Secrets of the Business and to protect its material information technology systems from unauthorized access, unauthorized use and security breaches.

(e)  The consummation of the transactions contemplated by the Transaction Documents will not, except as expressly contemplated by the terms of the Transaction Documents, result in any (i) material restriction on the rights of any Transferred Subsidiary in the Licensed Intellectual Property; or (ii) material expansion of rights held by, or material grant of new rights to, any third party to use the Licensed Intellectual Property in the Business, in each case, that Dow was not subject to prior to the Closing.

(f)       Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 4.07, Section 4.16 and this Section 4.11 are the only representations and warranties being made by TDCC or Spinco in this Agreement with respect to the validity of, the right to register, or any activity that constitutes, or otherwise relates to, infringement, misappropriation or other violation of, Intellectual Property.

Section 4.12  Real Property.

(a)  Schedule 1.01(n) of the Dow Disclosure Letter sets forth the address (or other identifying description) of each parcel of Transferred Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Transferred Leased Real Property.  Assuming the applicable lessor had the authority to enter into each such lease and to grant such leasehold interest, a Dow Entity has a valid and binding leasehold interest in each parcel of Transferred Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.  No Dow Entity has subleased or granted to a third party any right to use or occupy all or any portion of the Transferred Leased Real Property.

(b)  Schedule 1.01(o) of the Dow Disclosure Letter sets forth the address and parcel number of each parcel of Transferred Owned Real Property.  A Dow Entity has good and marketable fee simple title in and to each parcel of Transferred Owned Real Property, including all of the buildings and improvements thereon, free and clear of all Encumbrances, other than Permitted Encumbrances.  Other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Transferred Owned Real Property or any portion thereof or interest therein.  Other than pursuant to easements of record, no Dow Entity has leased or granted any right to use or occupy all or any portion of a Transferred Owned Real Property to a third party.  There is no condemnation or other proceeding in eminent domain, pending or, to the Knowledge of TDCC, threatened, affecting the Transferred Owned Real Property or any portion thereof or interest therein.

(c)  Schedule 1.01(h) of the Dow Disclosure Letter sets forth the address and parcel number of each Retained Site.  A Dow Entity has good and marketable fee simple title in and to each Retained Site and in and to each Transferred Facility thereon, free and clear of all Encumbrances, other than Permitted Encumbrances.  As of the Closing Date, a Parent Entity will have (i) a valid and binding leasehold interest in and to each Retained Site, and (ii) good and marketable fee simple title in and to each Transferred Facility thereon, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.  Other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase or lease any Retained Site or any portion thereof or interest therein, including the Transferred Facilities thereon.  Other than pursuant to easements of record, no Dow Entity has leased or granted any right to use or occupy all or any portion of any Retained Site or any Transferred Facility thereon to a third party.  There is no condemnation or other proceeding in eminent domain, pending or, to the Knowledge of TDCC, threatened affecting the Retained Sites or any portion thereof or interest therein, including the Transferred Facilities thereon.

(d)  Section 4.12(d) of the TDCC Disclosure Letter sets forth the address (or other identifying description) of each parcel of real property leased by the JV Entity (the “JV Leased Real Property”).  The JV Entity has a valid and binding leasehold interest in each JV Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  The JV Entity has not subleased or granted to a third party any right to use or occupy all or any portion of any JV Leased Real Property.  The JV Entity does not own any real property.

(e)  To the Knowledge of TDCC, a Dow Entity has good and valid title to (or valid leases in respect of) each of the locations in which a Parent Entity is acquiring an occupancy right pursuant to an occupancy agreement that is a Transaction Document.

Section 4.13  Employee Benefit Matters.

(a)  U.S. Dow Plans and Material Documents.  Section 4.13(a) of the TDCC Disclosure Letter lists, as of the date hereof, all material “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, all forms of Restrictive Covenant Agreements and all material employment, termination, severance or other contracts or agreements, to which a Dow Entity is a party, with respect to which a Dow Entity has any obligation or which are maintained, contributed to or sponsored by a Dow Entity, in each case, for the benefit of any U.S. Business Employee or to which any U.S. Business Employee is a party (collectively, the “U.S. Dow Plans”).  Dow has made available to Parent the plan document, summary plan description, or summary of material terms of each material U.S. Dow Plan and the form(s) of each Restrictive Covenant Agreement with the U.S. Business Employees.  The JV Entity has never been a party to, had any obligation with respect to, or maintained, contributed to or sponsored, any employment, compensation or employee benefit plans, programs, contracts, agreements or arrangements.

(b)  Non-U.S. Dow Plans and Material Documents.  Section 4.13(b) of the TDCC Disclosure Letter lists, as of the date hereof, all material employee benefit plans, material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, all forms of Restrictive Covenant Agreements and all material employment, termination, severance or other contracts or agreements, to which a Dow Entity is a party, with respect to which a Dow Entity has any obligation or which are maintained, contributed to or sponsored by a Dow Entity, in each case, for the benefit of any Non-U.S. Business Employee or to which any Non-U.S. Business Employee is a party (other than statutory plans) (collectively, the “Non-U.S. Dow Plans” and together with the U.S. Dow Plans, the “Dow Plans”).  Dow has made available to Parent the plan document, summary plan description, or summary of material terms of each material Non-U.S. Dow Plan and the form(s) of each Restrictive Covenant Agreement with the Non-U.S. Business Employees.

(c)  Each Dow Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable material Laws.  Each of Dow and the JV Entity is in compliance in all material respects with ERISA, the Code and all other material Laws applicable to the Dow Plans.

(d)  None of the execution and delivery of the Transaction Documents, the Internal Separation, the Separation or the consummation of the Merger or any other transaction contemplated by the Transaction Documents (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any Business Employee to any material compensation or benefit; (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Dow Plan; or (iii) result in any breach or violation of or default under, or limit Dow’s right to amend, modify or terminate, any Dow Plan, in each case, except as provided in this Agreement, the Employee Matters Agreement or pursuant to applicable Law.

Section 4.14  Labor Matters.  Section 4.14 of the TDCC Disclosure Letter lists, as of the date hereof, each collective bargaining agreement that is applicable to the current Business Employees, including Union Employees, to which a Dow Entity or the JV Entity is a party, including arrangements with works councils and other similar employee representative bodies under which the Business Employees will have outstanding rights or obligations on and following the Closing (together with such collective bargaining agreements, the “Dow Employee Representative Agreements”).  TDCC has made available to Parent each Dow Employee Representative Agreement.  As of the date hereof, (a) there are no material strikes or lockouts with respect to any Union Employees pending, or to the Knowledge of TDCC, threatened in writing; (b) there is no union organizing effort pending or, to the Knowledge of TDCC, threatened in writing against the Business; (c) there is no material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of TDCC, threatened in writing against the Business; and (d) there is no material slowdown, or work stoppage in effect or, to the Knowledge of TDCC, threatened in writing with respect to the Business Employees, including Union Employees.  Each of Dow and the JV Entity conduct, and since January 1, 2012 have conducted, the Business, in all material respects, in compliance with all applicable material Laws with respect to labor relations, employment and employment practices, including occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visas, work status, pay equity and workers’ compensation.

Section 4.15  Taxes.

(a)  To the Knowledge of TDCC, (i) all material Tax Returns required to have been filed by, or with respect to, the Transferred Subsidiaries or the JV Entity have been timely filed (taking into account any extension of time to file granted or obtained) and all such Tax Returns are true and correct in all material respects; (ii) all material Taxes required to be paid on such Tax Returns have been paid or will be timely paid; (iii) no deficiency or other claim for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against Spinco to the extent related to the Transferred Subsidiaries or the JV Entity that has not been satisfied by payment, settled or withdrawn; (iv) there are no material Tax liens on any of the Transferred Subsidiaries or the JV Entity (other than Permitted Encumbrances); (v) none of TDCC or its Subsidiaries or the Transferred Subsidiaries has taken or agreed to take any action that would (and none of them is aware of any agreement, plan or other circumstance that would) prevent either the Merger or the Separation from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise prevent the Tax-Free Status of the External Transactions; and (vi) none of TDCC or its Subsidiaries or the Transferred Subsidiaries has “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 required to be reported on a Tax Return (other than transactions listed in Treasury Regulation Section 1.6011-4(b)(5) entered into in the ordinary course of business).

(b)  The TDCC consolidated financial statements reflect an adequate reserve in accordance with GAAP for all Taxes payable by TDCC or its Subsidiaries or the Transferred Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items).

(c)  None of the Transferred Subsidiaries is bound by any material agreement or arrangement the primary purpose of which relates to Taxes (other than (i) such an agreement or arrangement exclusively between or among TDCC and its Subsidiaries and (ii) the Tax Matters Agreement).

Section 4.16  Spinco Material Contracts.

(a)  Section 4.16(a) of the TDCC Disclosure Letter lists each of the following written Transferred Contracts, Partially Transferred Contracts and leases to a Dow Entity of Transferred Leased Real Property, in each case to the extent relating to the Business (other than with respect to contracts described in clause (viii) below), and other contracts to which any Transferred Subsidiary or the JV Entity is a party or by which their properties or assets are bound (such contracts and agreements being “Spinco Material Contracts”) that, in each case, is in effect as of the date of this Agreement:

(i)       contracts for the purchase of products or for the receipt of services, the performance of which will extend over a period of one (1) year or more and which involve consideration or payments by a Dow Entity in excess of $2,000,000 in the aggregate during the calendar year ended December 31, 2014;

(ii)  contracts for the furnishing of products or services by a Dow Entity or the JV Entity, the performance of which will extend over a period of one (1) year or more and which involve consideration or payments in excess of $2,000,000 in the aggregate during the calendar year ended December 31, 2014;

(iii)     contracts concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)     material contracts under which there has been imposed a security interest on any of the assets, tangible or intangible, of the Business;

(v)  material contracts (i) that grant any Dow Entity or the JV Entity a license to, option to, or right to use or exploit (including by means of a covenant not to sue) Intellectual Property owned or controlled by any other Person or (ii) under which any Dow Entity or the JV Entity grants a license to, option to, or right to use or exploit (including by means of a covenant not to sue) any Intellectual Property; in each case, excluding off-the-shelf, commercially available and “shrink-wrap” software licenses;

(vi)     the lease agreements that pertain to each parcel of Transferred Leased Real Property and JV Leased Real Property;

(vii)    contracts for the furnishing of products or services by a Dow Entity or the JV Entity to the United States federal government or any agency thereof;

(viii)   contracts containing (A) a covenant materially restricting the ability of any Dow Entity or the JV Entity to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms; or (C) a provision granting the other party exclusivity or similar rights; and

(ix)      indentures, credit agreements, loan agreements and similar instruments pursuant to which a Transferred Subsidiary or the JV Entity has or will incur or assume any indebtedness or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $1,000,000, other than any indentures, credit agreements, loan agreements or similar instruments solely between or among any Transferred Subsidiaries.

(b)  Dow has made available to Parent true, complete and correct copies of each Spinco Material Contract in effect on the date of this Agreement.  Each Spinco Material Contract is valid and binding on the applicable Dow Entity or the JV Entity and, to the Knowledge of TDCC, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), except insofar as it has expired in accordance with its terms after the date hereof.  No Dow Entity or the JV Entity is in material breach of, or material default under, any Spinco Material Contract to which it is a party.

Section 4.17  Environmental Matters.

(a)  (i) Dow is conducting, and since January 1, 2014 has conducted, the Business, in all material respects, in compliance with Environmental Law; (ii) in connection with the Business, Dow has obtained and is, in all material respects, in compliance with all material Environmental Permits that are necessary to conduct the Business or to own, lease or operate the Transferred Assets; (iii) in connection with the Business, Dow has not, to the Knowledge of TDCC, Released any Hazardous Materials that require any material Remedial Action pursuant to Environmental Law; and (iv) there is no written Action pending or, to the Knowledge of TDCC, threatened in writing, in connection with the Business, against Dow that relates to any violation or alleged violation of, or any Liability or alleged Liability under, any Environmental Law that could reasonably be expected to result in a material cost or obligation to the Business.

(b)  Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 4.05 (Governmental Consents and Approvals), and, as such relates to occupational health and safety standards, Section 4.14 (Labor Matters) and in this Section 4.17 are the only representations and warranties being made by TDCC or Spinco in this Agreement with respect to compliance with or Liability under Environmental Laws or Environmental Permits or with respect to any environmental, health or safety matter related in any way to the Business, the Transferred Leased Real Property, the Transferred Owned Real Property, the Transferred Facilities or the Retained Sites.

Section 4.18  Sufficiency of Assets; Title.  Except as otherwise provided in this Agreement and after giving effect to the Internal Separation, the Transferred Assets and the employment of the Business Employees, together with the services and assets to be provided, the licenses to be granted and the other arrangements contemplated by the Transaction Documents, shall, in the aggregate, constitute all of the assets necessary to conduct, in all material respects, the Business immediately after the Closing in substantially the same manner as currently conducted by Dow.  Dow has, in all material respects, good and valid title to, or valid leases, licenses or rights to use, all of the Transferred Assets (except for the Transferred Owned Real Property, Transferred Leased Real Property and the Transferred Facilities, which are the subject of the representations and warranties set forth in Section 4.12).

Section 4.19  Brokers.  Except for Barclays Capital and Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of TDCC or any of its Subsidiaries.  TDCC shall be solely responsible for the fees and expenses of Barclays Capital and Goldman, Sachs & Co.

Section 4.20  Disclaimer of TDCC and Spinco.

(a)  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV AND NOT WITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF TDCC, SPINCO OR THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS, THE TRANSFERRED SUBSIDIARIES, THE JV ENTITY, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSFERRED ASSETS OR THE ASSUMED LIABILITIES.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, TDCC, SPINCO AND THEIR RESPECTIVE REPRESENTATIVES HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) THE EXCLUDED ASSETS OR THE EXCLUDED LIABILITIES; (II) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS); (III) THE OPERATION OF THE BUSINESS AFTER THE CLOSING; OR (IV) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THE BUSINESS AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

(b)  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF TDCC, SPINCO OR THEIR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PARENT, MERGER SUB, ITS REPRESENTATIVES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT, MERGER SUB OR ITS REPRESENTATIVES OF, OR PARENT’S, MERGER SUB’S OR THEIR REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM AND ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS, OFFERING MATERIALS OR OTHER MATERIAL MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES OR POTENTIAL FINANCING SOURCES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, “EXPERT SESSIONS,” SITE TOURS OR VISITS, DILIGENCE CALLS OR MEETINGS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF PARENT, MERGER SUB OR THEIR REPRESENTATIVES OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed or identified in (a) the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or other statement included in such Parent SEC Documents to the extent they are predictive or forward looking in nature; or (b) the Parent Disclosure Letter, Parent and Merger Sub, jointly and severally, hereby represent and warrant to TDCC and Spinco as follows:

Section 5.01  Organization and Qualification; Subsidiaries.

(a)  Parent is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all corporate power and authority to own its properties and carry on its business in the places where such properties are now owned or such businesses are now being conducted.  Each of the Parent’s Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is recognized in the relevant jurisdiction) under the Laws of its respective jurisdiction of incorporation and has full corporate power and authority to own its properties and carry on its business in the places where such properties are now owned or such businesses are now being conducted.  Each of Parent and Merger Sub has all necessary corporate or similar power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement.  Each of Parent’s Subsidiaries has the necessary corporate power and authority to enter into each Transaction Document to which it will be a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of each of Parent and Merger Sub, except for the Parent Stockholder Approval, and in the case of the Merger, the approval of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub.  The execution and delivery by Parent of each Transaction Document to which it is or will be a party, the performance by Parent of its obligations thereunder and the consummation by Parent of the transactions contemplated thereby have been, or will be, duly authorized by all requisite action on the part of Parent.  The execution and delivery by each of Parent’s Subsidiaries of each Transaction Document to which it will be a party, the performance by each of Parent’s Subsidiaries of their respective obligations thereunder and the consummation by each of Parent’s Subsidiaries of the transactions contemplated thereby will be, duly authorized by all requisite action on the part of each of Parent’s Subsidiaries.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).  Each Transaction Document to which Parent is or will be a party has been or will be duly executed and delivered by Parent, and (assuming due authorization, execution, and delivery by the other parties thereto), constitutes, or will constitute, a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).  Each Transaction Document will be duly executed and delivered by each of Parent’s Subsidiaries party thereto, and (assuming due authorization, execution and delivery by the other parties thereto) each Transaction Document will constitute, a legal, valid and binding obligation of each of Parent’s Subsidiaries party thereto or contemplated to be party thereto, enforceable against each such Parent Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct, wholly-owned Subsidiary of Parent. The copies of the certificate of incorporation and bylaws of Merger Sub that were previously furnished or made available to TDCC are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(c)  Section 5.01(c) of the Parent Disclosure Letter sets forth a list as of the date hereof of the Subsidiaries of Parent and their respective jurisdictions of organization.

Section 5.02  Capitalization.

(a)  As of the date hereof, the authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock.  After receipt of the Parent Stockholder Approval, the number of authorized shares of Parent Common Stock will be increased to not less than 240,000,000 pursuant to the Parent Charter Amendment.  As of the close of business on March 25, 2015 (the “Parent Capitalization Date”), (i) 77,476,437 shares of Parent Common Stock, and no shares of Parent Preferred Stock, were issued and outstanding; (ii) (A) 4,786,939 shares of Parent Common Stock were subject to outstanding Parent Stock Options; (B) 70,100 shares of Parent Common Stock were subject to outstanding Parent RSUs; (C) 407,000 shares of Parent Common Stock were subject to outstanding Parent Performance Shares that are settled in shares of Parent Common Stock and 416,917 shares of Parent Common Stock were subject to outstanding Parent Performance Shares that are settled in cash (in each case, assuming satisfaction of any performance-based vesting criteria at the target level); and (D) 639,297 shares of Parent Common Stock were subject to outstanding Parent Stock Equivalents that will be settled in cash upon the Closing; and (iii) no shares of Parent Common Stock, and no shares of Parent Preferred Stock, were held in the treasury of Parent.  Except as set forth above, as of the Parent Capitalization Date, (i) there were no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or (A) obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent; (B) obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, right, agreement, arrangement or commitment; or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Shares of Parent Common Stock; and (ii) there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock.  All shares of Parent Common Stock which may be issued prior to the Effective Time in accordance with the terms of this Agreement, will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable contracts or any provision of the Parent Charter or the bylaws of Parent.

(b)  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of Parent may vote are issued or outstanding.

(c)  As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share.

Section 5.03  No Conflict.

(a)  Assuming that all consents, approvals, authorizations and other actions described herein or set forth in Section 5.04 of the Parent Disclosure Letter have been obtained, all filings and notifications listed in Section 5.04 below or in Section 5.04 of the Parent Disclosure Letter have been made, any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to Parent or its Affiliates, the execution, delivery and performance by Parent of this Agreement does not, and the execution, delivery and performance by Parent of each other Transaction Document to which it is contemplated to be a party will not, (a) violate, conflict with, or result in the breach of any provision of the articles of incorporation or bylaws of Parent or any Subsidiary of Parent; (b) conflict with or violate any Law or Governmental Order applicable to Parent or any Subsidiary of Parent; (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Parent Material Contract or any other contract to which Parent or any Subsidiary of Parent is a party or by which any of their respective properties or assets is bound; or (d) (i) result in the creation or the imposition of (x) any Encumbrance upon any assets of Parent or any of its Subsidiaries (other than a Permitted Encumbrance); or (y) any Encumbrance upon any of the capital stock of Parent or any of its Subsidiaries; or (ii) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of Parent or any of its Subsidiaries, or any of their respective assets, except, in the case of clauses (b)-(d), as would not (A) materially and adversely affect the ability of Parent to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents; or (B) otherwise have a Parent Material Adverse Effect.

(b)  The Parent Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that the Merger and this Agreement are advisable and has approved this Agreement; (ii) adopted the Parent Charter Amendment; and (iii) resolved to recommend the approval by the stockholders of Parent of the Parent Share Issuance and the Parent Charter Amendment.  To Parent’s Knowledge, no state takeover statute is applicable to the Merger or any of the other transactions contemplated by this Agreement.

(c)  The Parent Stockholder Approval is the only vote of the holders of any voting securities of Parent under any Law, the rules and regulations of the NYSE, and the Parent Charter and the bylaws of Parent necessary to approve the transactions contemplated by this Agreement, including the Parent Share Issuance and the Parent Charter Amendment.

(d)  As promptly as practicable after execution of this Agreement, Parent will approve and adopt, as Merger Sub’s sole stockholder, this Agreement and the other transactions contemplated by this Agreement which require the consent of Merger Sub’s stockholders under the DGCL, Merger Sub’s certificate of incorporation or Merger Sub’s bylaws.

Section 5.04  Governmental Consents and Approvals.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the execution, delivery and performance by Parent and each of its Subsidiaries of each Transaction Document to which it is contemplated to be a party do not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act or any other applicable antitrust Laws; (b) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 2.02; (c) the filing with the SEC of the Proxy Statement, the Registration Statements and, if applicable, the Schedule TO, and such other compliance with the Exchange Act and the Securities Act as may be required in connection with the transactions contemplated by this Agreement; (d) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement and the other Transaction Documents or would not have a Parent Material Adverse Effect; (e) compliance with the rules and regulations of the NYSE as required in connection with the transactions contemplated by this Agreement; or (f) as a result of any facts or circumstances relating to TDCC or any of its Affiliates.

Section 5.05  Financial Information; Financing.

(a)  Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Parent SEC Documents (i) present fairly, in all material respects, the combined financial position of Parent and its Subsidiaries as of the dates thereof and the results of operations and cash flows of Parent and its Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not have, a Parent Material Adverse Effect); and (ii) were prepared in accordance with GAAP as applied by Parent (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC).

(b)  Parent has delivered to TDCC true, complete and fully executed copies of (i) an executed bridge commitment letter and (ii) an executed commitment letter (in each case, including (A) all exhibits, schedules, annexes and amendments to such agreements in effect as of the date of this Agreement; and (B) any associated fee letter in redacted form, which redacted fee information does not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Financing (as defined below)) (together, the “Spinco Commitment Letter”) from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC (together with all additional lenders and financing sources added to the Spinco Commitment Letter or any Alternative Spinco Commitment Letter, the “Lenders”), pursuant to which, among other things, the Lenders have committed to Parent to provide Spinco and Parent with debt financing in an aggregate amount of $3,769,500,000 (the bank and/or bond financings, together with the bridge loan commitments, in each case contemplated by the Spinco Commitment Letter, being referred to as the “Financing”).  Prior to the date of this Agreement, (x) the Spinco Commitment Letter has not been amended, waived or modified; and (y) the respective commitments contained in the Spinco Commitment Letter have not been withdrawn, modified or rescinded in any respect.  Except for the Spinco Commitment Letter, there are no side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to the funding of the full amount of the Financing, other than as expressly set forth in the Spinco Commitment Letter and delivered to TDCC prior to the date of this Agreement.

(c)  The Spinco Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto.  As of the date of this Agreement, no event has occurred and on the Closing Date, no event shall have occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Spinco Commitment Letter.  Parent has fully paid any and all commitment fees, any other fees or any other amounts required by the Spinco Commitment Letter to be paid on or before the date of this Agreement and Parent represents that any other fees or other amounts that are due under the Spinco Commitment Letter or any related fee letters are, in each case, required to be paid no earlier than the Closing.  The Financing will provide financing sufficient to finance the New Debt and the Additional Debt and to pay all related fees and expenses associated therewith.  Other than as set forth in the Spinco Commitment Letter, there are no conditions precedent to the funding of the full amount of the Financing.  Parent has no reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis or that the Financing will not be available to Spinco immediately prior to the Distribution Date.  The parties hereto agree that it shall not be a condition to the Closing for Parent to obtain the Financing or the Alternative Financing.

(d)  Upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (i) Parent will not be insolvent; (ii) Parent will not be left with unreasonably small capital; (iii) Parent will not have incurred debts or other Liabilities beyond its ability to pay such debts or other Liabilities as they mature; and (iv) the capital of Parent will not be impaired.

Section 5.06  No Parent Material Adverse Effect.  Since December 31, 2014, there has not occurred any Parent Material Adverse Effect.

Section 5.07  Litigation.  There is no Action by or against Parent or any of its Subsidiaries pending or, to the Parent’s Knowledge, threatened in writing before any Governmental Authority that would have a Parent Material Adverse Effect or would prevent or materially delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.08  Registration Statement.  The information supplied by Parent for inclusion or incorporation by reference in the Registration Statements and the Proxy Statement and, if applicable, the Schedule TO and any other filing contemplated by Section 7.01, shall not, at (a) the time each Registration Statement is declared effective; (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent; (c) the time of the Parent Stockholders’ Meeting; (d) the time the Schedule TO is filed with the SEC; or (e) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement and the other Transaction Documents will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 5.09  Compliance with Laws.

(a)  Parent and its Subsidiaries conduct, and since January 1, 2014 have conducted, in all material respects, their businesses in compliance with all Laws and Governmental Orders applicable to the business of the Parent and its Subsidiaries and are not in material violation of any such Law or Governmental Order, in each case including all applicable anti-bribery and anti-corruption Laws, economic sanctions Laws and embargoes, export control Laws, customs and import Laws and international trade Laws.  Parent and each of its Subsidiaries has obtained and is, in all material respects, in compliance with all permits, licenses, approvals, agreements and authorizations issued or granted by any Governmental Authority (other than Environmental Permits, which are the subject of Section 5.16) that are necessary to conduct its business or to own, lease or operate its facilities.  This Section 5.09(a) does not apply with respect to the matters that are the subject of the representations and warranties set forth in Section 5.12 or Section 5.13.

(b)  Parent has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to all applicable Parent SEC Documents.  Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents.  As used in this Section 5.09(b), the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c)  Parent maintains, and has maintained, a standard system of accounting established and administered in accordance with GAAP applied on a consistent basis.  Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied on a consistent basis and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.10  Intellectual Property.

(a)  (i) To the Parent’s Knowledge, the use of Intellectual Property by Parent and each of its Subsidiaries in the conduct of their respective businesses as of the date of this Agreement does not, in any material respect, infringe any Intellectual Property of any other Person; (ii) Parent or one of its Subsidiaries is the exclusive owner of each item of the Registered Parent Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances; and (iii) to the Parent’s Knowledge, no Person is engaging, as of the date of this Agreement, in any activity that, in any material respect, infringes, violates or misappropriates any Parent Intellectual Property.

(b)  As of the date of this Agreement, there is no (i) Action initiated by any other Person pending or, to the Parent’s Knowledge, threatened in writing against Parent or any of its Subsidiaries (A) concerning the matters described in Section 5.10(a)(i); or (B) challenging the validity, enforceability or ownership of any material Parent Intellectual Property, provided, in each case, that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to Parent or its Subsidiaries shall be deemed to be “threatened” rather than “pending”; or (ii) Governmental Order against Parent or any of its Subsidiaries or settlement agreement that Parent or any of its Subsidiaries is party to or, to the Parent’s Knowledge, any other Governmental Order or settlement agreement restricting in any material respect the use or exploitation of any material Parent Intellectual Property.

(c)  The Registered Parent Intellectual Property is subsisting and, to Parent’s Knowledge, valid and enforceable.

(d)  Parent and its Subsidiaries use commercially reasonable efforts to protect, preserve and maintain the secrecy and confidentiality of their material Trade Secrets and to protect their material information technology systems from unauthorized access, unauthorized use and security breaches.

(e)  Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Sections 5.06 (No Parent Material Adverse Effect) and 5.15 (Parent Material Contracts) and in this Section 5.10 are the only representations and warranties being made by Parent in this Agreement with respect to the validity of, the right to register, or any activity that constitutes, or otherwise relates to, infringement, misappropriation or other violation of, Intellectual Property.

Section 5.11  Real Property.

(a)  Section 1.01(c) of the Parent Disclosure Letter sets forth the address (or other identifying description) of each parcel of material Parent Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Parent Leased Real Property.  Assuming the applicable lessor had the authority to enter into each such lease and to grant such leasehold interest, a Parent Entity has a valid and binding leasehold interest in each parcel of Parent Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  No Parent Entity has subleased or granted to a third party any right to use or occupy all or any portion of the Parent Leased Real Property.

(b)  Section 1.01(d) of the Parent Disclosure Letter sets forth the address and parcel number of each parcel of material Parent Owned Real Property.  A Parent Entity has good and marketable fee simple title in and to each parcel of Parent Owned Real Property, including all of the buildings and improvements thereon, free and clear of all Encumbrances, other than Permitted Encumbrances.  There are no outstanding options, rights of first offer or rights of first refusal to purchase any such Parent Owned Real Property or any portion thereof or interest therein.  Other than pursuant to easements of record, no Parent Entity has leased or granted any right to use or occupy all or any portion of a Parent Owned Real Property to a third party.  There is no condemnation or other proceeding in eminent domain, pending or threatened, affecting the Parent Owned Real Property or any portion thereof or interest therein.

Section 5.12  Employee Benefit Matters.

(a)  U.S. Parent Plans and Material Documents.  Section 5.12(a) of the Parent Disclosure Letter lists, as of the date hereof, all material “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, all forms of Restrictive Covenant Agreements and all material employment, termination, severance or other contracts or agreements, to which Parent or any of its Subsidiaries is a party, with respect to which Parent or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by Parent or any of its Subsidiaries, in each case, for the benefit of any U.S. Parent Employee or to which any U.S. Parent Employee is a party (collectively, the “U.S. Parent Plans”).  Parent has made available to TDCC the plan document, summary plan description, or summary of material terms of each material U.S. Parent Plan and the form(s) of each Restrictive Covenant Agreement with the U.S. Parent Employees.

(b)  Non-U.S. Parent Plans and Material Documents.  Section 5.12(b) of the Parent Disclosure Letter lists, as of the date hereof, all material employee benefit plans, material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, all forms of Restrictive Covenant Agreements and all material employment, termination, severance or other contracts or agreements, to which Parent or any of its Subsidiaries is a party, with respect to which Parent or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by Parent or any of its Subsidiaries, in each case, for the benefit of any Non-U.S. Parent Employee or to which any Non-U.S. Parent Employee is a party (other than statutory plans) (collectively, the “Non-U.S. Parent Plans” and together with the U.S. Parent Plans, the “Parent Plans”).  Parent has made available to TDCC the plan document, summary plan description, or summary of material terms of each material Non-U.S. Parent Plan and the form(s) of each Restrictive Covenant Agreement with the Non-U.S. Parent Employees.

(c)  Each Parent Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable material Laws.  Each of Parent and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other material Laws applicable to the Parent Plans.

(d)  None of the execution and delivery of this Agreement or the consummation of the Merger or any other transaction contemplated by the Transaction Documents (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any Parent Employee to any material compensation or benefit; (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Parent Plan; or (iii) result in any breach or violation of or default under, or limit Parent’s right to amend, modify or terminate, any Parent Plan, in each case, except as provided in this Agreement, the Employee Matters Agreement or pursuant to applicable Law.

Section 5.13  Labor Matters.  Section 5.13 of the Parent Disclosure Letter lists, as of the date hereof, each collective bargaining agreement that is applicable to the current employees of Parent and its Subsidiaries, including Union Employees, to which Parent or any of its Subsidiaries is a party, including arrangements with works councils and other similar employee representative bodies under which the employees of the Parent and its Subsidiaries will have outstanding rights or obligations on and following the Closing (together with such collective bargaining agreements, the “Parent Employee Representative Agreements”).  Parent has made available to TDCC each Parent Employee Representative Agreement.  As of the date hereof, (a) there are no material strikes or lockouts with respect to any Union Employees pending, or to the Parent’s Knowledge, threatened in writing; (b) there is no union organizing effort pending or, to the Parent’s Knowledge, threatened in writing against Parent or any of its Subsidiaries; (c) there is no material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Parent’s Knowledge, threatened in writing against Parent or any of its Subsidiaries; and (d) there is no material slowdown, or work stoppage in effect or, to the Parent’s Knowledge, threatened in writing with respect to Parent or any of its Subsidiaries, including Union Employees.  Parent and each of its Subsidiaries conducts, and since January 1, 2012 has conducted, its business, in all material respects, in compliance with all applicable material Laws with respect to labor relations, employment and employment practices, including occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visas, work status, pay equity and workers’ compensation.

Section 5.14  Taxes.

(a)  To the Knowledge of Parent, (i) all material Tax Returns required to have been filed by, or with respect to, Parent and its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained) and all such Tax Returns are true and correct in all material respects; (ii) all material Taxes required to be paid on such Tax Returns have been paid or will be timely paid; (iii) no deficiency or other claim for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against Parent or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn; (iv) there are no material Tax liens on Parent or any of its Subsidiaries (other than Permitted Encumbrances); (v) none of Parent, Merger Sub or their respective Subsidiaries has taken or agreed to take any action that would (and none of them is aware of any agreement, plan or other circumstance that would) prevent either the Merger or the Separation from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise prevent the Tax-Free Status of the External Transactions; and (vi) neither Parent nor any of its Subsidiaries has “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 required to be reported on a Tax Return (other than transactions listed in Treasury Regulation Section 1.6011-4(b)(5) entered into in the ordinary course of business).

(b)  Parent’s consolidated financial statements reflect an adequate reserve in accordance with GAAP for all Taxes payable by Parent and its Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items).

(c)  None of Parent and its Subsidiaries is bound by any material agreement or arrangement the primary purpose of which relates to Taxes (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries).

Section 5.15  Parent Material Contracts.

(a)  Section 5.15(a) of the Parent Disclosure Letter lists each of the following written contracts and leases to Parent or any of its Subsidiaries of Parent Leased Real Property (such contracts and agreements being “Parent Material Contracts”) that is in effect as of the date of this Agreement:

(i)       contracts for the purchase of products or for the receipt of services, the performance of which will extend over a period of one (1) year or more and which involve consideration or payments by Parent or any of its Subsidiaries in excess of $2,000,000 in the aggregate during the calendar year ended December 31, 2014;

(ii)  contracts for the furnishing of products or services by Parent or any of its Subsidiaries, the performance of which will extend over a period of one (1) year or more and which involve consideration or payments in excess of $2,000,000 in the aggregate during the calendar year ended December 31, 2014;

(iii)     contracts concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)     material contracts under which there has been imposed a security interest on any of the assets, tangible or intangible, of Parent or any of its Subsidiaries;

(v)  material contracts (i) that grant Parent or any of its Subsidiaries a license to, option to, or right to use or exploit (including by means of a covenant not to sue) Intellectual Property owned or controlled by any other Person or (ii) under which Parent or any of its Subsidiaries grants a license to, option to, or right to use or exploit (including by means of a covenant not to sue) any Intellectual Property; in each case, excluding off-the-shelf, commercially available and “shrink-wrap” software licenses;

(vi)     the lease agreements of Parent or any of its Subsidiaries that pertain to each parcel of material Parent Leased Real Property;

(vii)    contracts containing (A) a covenant materially restricting the ability of Parent or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms; or (C) a provision granting the other party exclusivity or similar rights; and

(viii)   indentures, credit agreements, loan agreements and similar instruments pursuant to which Parent or any of its Subsidiaries has or will incur or assume any indebtedness or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $1,000,000, other than any indentures, credit agreements, loan agreements or similar instruments between or among any of Parent and any of its Subsidiaries.

(b)  Parent has made available to TDCC true, complete and correct copies of each Parent Material Contract in effect on the date of this Agreement.  Each Parent Material Contract is valid and binding on Parent or its Subsidiaries, as applicable and, to the Parent’s Knowledge, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), except insofar as it has expired in accordance with its terms after the date hereof.  Neither Parent nor any of its Subsidiaries is in material breach of, or material default under, any Parent Material Contract to which it is a party.

Section 5.16  Environmental Matters.

(a)  (i) Parent and its Subsidiaries are conducting, and since January 1, 2014 have conducted, their businesses, in all material respects, in compliance with Environmental Law; (ii) Parent and its Subsidiaries have obtained and are, in all material respects, in compliance with all material Environmental Permits that are necessary to conduct their businesses or to own, lease or operate their facilities; (iii) Parent and its Subsidiaries have not, to the Parent’s Knowledge, Released any Hazardous Materials that require any material Remedial Action pursuant to Environmental Law; and (iv) there is no written Action pending or, to the Parent’s Knowledge, threatened in writing, against Parent or against any of its Subsidiaries that relates to any violation or alleged violation of, or any Liability or alleged Liability under, any Environmental Law that could reasonably be expected to result in a material cost or obligation to the Parent’s and its Subsidiaries’ businesses.

(b)  Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 5.04 (Governmental Consents and Approvals), and, as such relates to occupational health and safety standards, Section 5.13 (Labor Matters) and in this Section 5.16 are the only representations and warranties being made by Parent in this Agreement with respect to compliance with or Liability under Environmental Laws or Environmental Permits or with respect to any environmental, health or safety matter related in any way to the businesses of Parent and its Subsidiaries, the Parent Leased Real Property or the Parent Owned Real Property.

Section 5.17  No Stockholder Rights Plan; No Antitakeover Law.  As of the date of this Agreement, there is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect, to which Parent or any of its Subsidiaries is a party or otherwise bound. The transactions contemplated by this Agreement are and, as of the Closing, shall be exempt from any such stockholder rights plan, “poison pill”, anti-takeover plan or other similar device adopted prior to the Closing to which Parent or any of its Subsidiaries is a party or otherwise bound.  No “fair price”, “moratorium”, “control share acquisition”, “business combination”, “stockholder protection” or other similar antitakeover Law applicable to Parent or Merger Sub enacted under the Law of any jurisdiction applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.18  Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 5.19  Opinion of Financial Advisor.  Parent has received the written opinion of J.P. Morgan Securities LLC, dated the date of this Agreement, as to the fairness, from a financial point of view, of the Exchange Ratio to Parent as of the date of this Agreement.

Section 5.20  Brokers.  Except for J.P. Morgan Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.  Parent shall be solely responsible for the fees and expenses of J.P. Morgan Securities LLC.

Section 5.21  Disclaimer of Parent and Merger Sub.

(a)  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF PARENT, MERGER SUB OR THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THEIR BUSINESSES OR THEIR SUBSIDIARIES.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, PARENT, MERGER SUB AND THEIR RESPECTIVE REPRESENTATIVES HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS); (II) THE OPERATION OF THEIR BUSINESSES AFTER THE CLOSING; OR (III) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THEIR BUSINESSES AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

(b)  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF PARENT, MERGER SUB, OR THEIR RESPECTIVE REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO TDCC, ITS REPRESENTATIVES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO TDCC, SPINCO, OR THEIR REPRESENTATIVES, OR TDCC’S, SPINCO’S OR THEIR REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE BUSINESSES OF PARENT AND ITS SUBSIDIARIES, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS, OFFERING MATERIALS OR OTHER MATERIAL MADE AVAILABLE TO TDCC OR ITS REPRESENTATIVES OR POTENTIAL FINANCING SOURCES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, “EXPERT SESSIONS,” SITE TOURS OR VISITS, DILIGENCE CALLS OR MEETINGS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF TDCC, OR ITS REPRESENTATIVES OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01  Conduct of Business by TDCC Pending the Merger.  From the date of this Agreement and until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 9.01, except as set forth in Section 6.01 of the TDCC Disclosure Letter, except for the Internal Separation, the Contribution, the Distribution and the other transactions contemplated or required by this Agreement, the other Transaction Documents or applicable Law, and except as Parent shall otherwise consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned), (a) TDCC shall, and shall cause its Subsidiaries to, use reasonable best efforts to (i) conduct the Business in the ordinary course in all material respects; and (ii) preserve intact in all material respects the business organization of the Business; and (b) TDCC shall not, and shall cause its Subsidiaries not to, to the extent relating solely to the Business, and shall cause the Transferred Subsidiaries and the JV Entity not to (provided, however, that with respect to the Transferred JV Interests, TDCC shall, from the date of this Agreement until the JV Closing Date, vote its interests in the JV Entity and shall take such action as a member of the governing body of the JV Entity (subject to its fiduciary duties under applicable Law and its obligations under the JV LLC Agreement), in each case, in a manner consistent with the following):

(i)       (A) issue, sell, pledge or dispose of; (B) grant an Encumbrance on or permit an Encumbrance to exist on; or (C) authorize the issuance, sale, pledge or disposition of, or granting or placing of an Encumbrance on, the Transferred JV Interests or any shares of any class of capital stock, or other ownership interests, of any of the Transferred Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of any of the Transferred Subsidiaries or the JV Entity;

(ii)  (A) sell, pledge or dispose of; (B) grant an Encumbrance on or permit an Encumbrance to exist on; or (C) authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance on, any material assets of the Business, except (1) in the ordinary course of business and consistent with past practice; (2) dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Business; and (3) Encumbrances that are Permitted Encumbrances;

(iii)  amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of any Transferred Subsidiary or the JV Entity, other than to change its name in accordance with this Agreement;

(iv)     adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of a Transferred Subsidiary or the JV Entity;

(v)  (A) acquire or dispose of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (B) make any loans or advances or capital contribution to, or investment in, any Person other than a Transferred Subsidiary;

(vi)     (A) grant any increase in the base salaries, target bonus opportunity, or other benefits payable by Dow or its Affiliates to any of the Business Employees; (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any Dow Plan as it relates to any of the Business Employees; or (C) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any Business Employee; or (D) adopt, amend or terminate any Dow Employee Representative Agreement, in each case, other than (1) as required by Law; (2) as required by any Dow Plan or any Dow Employee Representative Agreement, each as in effect on the date hereof; (3) grants of equity or equity-based awards pursuant to TDCC’s equity compensation plans in the ordinary course of business; (4) in the ordinary course of business consistent with the past practices of Dow or its Affiliates (including in the context of new hires or promotions based on job performance or workplace requirements); or (5) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of Dow and/or its Affiliates and does not disproportionately increase the compensation and benefits of the Business Employees relative to such other similarly situated employees;

(vii)    waive or remove any restriction under any Dow Plan that is a Restrictive Covenant Agreement;

(viii)   (A) terminate, discontinue, close or dispose of any plant, facility or other business operation, or lay off any employees (other than layoffs of less than 50 employees at any individual location in any six (6) month period in the ordinary course of business consistent with past practice); or (B) hire, transfer internally or otherwise alter the duties and responsibilities of any individual, including any employee of Dow and its Affiliates, in a manner that would affect whether such individual is or is not classified as a Business Employee, except, in each case, to the extent contemplated or required by Section 1.01 of the Employee Matters Agreement;

(ix)  change any method of accounting or accounting practice or policy used by TDCC as it relates to the Business, other than such changes as are required by GAAP or a Governmental Authority;

(x)       other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of Tax accounting; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes; in each case, to the extent that doing so could reasonably be expected to result in a material incremental cost to any of the Transferred Subsidiaries or the JV Entity;

(xi)  pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Spinco Financial Statements or subsequently incurred in the ordinary course of business and consistent with past practice;

(xii)     incur, guarantee or assume or otherwise become responsible for any indebtedness for borrowed money other than (A) indebtedness solely between or among Dow Entities that will be repaid prior to the Distribution; (B) the New Debt and the issuance of the Spinco Securities; and (C) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice;

(xiii)   commence or settle any Action other than in the ordinary course of business and consistent with past practice;

(xiv)   other than in the ordinary course of business and consistent with past practice, enter into, extend, materially amend, cancel or terminate any Environmental Permit, order or decree under Environmental Law, or any Spinco Material Contract;

(xv)    (A) abandon, disclaim, sell, assign or grant any security interest in, to or under any material Spinco Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material Spinco Intellectual Property; or (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any (x) material Licensed Intellectual Property as it relates to the Business or (y) material Transferred Intellectual Property, in each case, except in the ordinary course of business and consistent with past practice;

(xvi)   fail to exercise any rights of renewal with respect to any material Transferred Leased Real Property or JV Leased Real Property that by its terms would otherwise expire;

(xvii)  fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xviii) fail to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the Business;

(xix)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization; or

(xx)     announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

(c)  In addition, between the date of this Agreement and the Effective Time, TDCC shall cause the Transferred Subsidiaries and the JV Entity to (i) prepare and timely file all Tax Returns that it is required to file; (ii) timely pay all Taxes shown to be due and payable on such Tax Returns; and (iii) promptly notify Parent of any notice of any Action or audit in respect of any Tax matters (or any significant developments with respect to ongoing Actions or audits in respect of such Tax matters).

Section 6.02  Conduct of Business by Parent Pending the Merger.  From the date of this Agreement and until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 9.01, except as set forth in Section 6.02 of the Parent Disclosure Letter, as contemplated or required by this Agreement, the other Transaction Documents or applicable Law, and except as TDCC shall otherwise consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned), (a) Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to (i) conduct its and their businesses in the ordinary course in all material respects; and (ii) preserve intact in all material respects the business organization of their businesses; and (b) Parent shall not, and shall cause its Subsidiaries not to:

(i)       (A) issue, sell, pledge or dispose of; (B) grant an Encumbrance on or permit an Encumbrance to exist on; or (C) authorize the issuance, sale, pledge or disposition of, or granting or placing of an Encumbrance on, any shares of any class of capital stock, or other ownership interests, of Parent or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of Parent or any of its Subsidiaries, other than, as applicable, (1) any such transaction by a directly or indirectly wholly-owned Subsidiary of Parent which remains a directly or indirectly wholly-owned Subsidiary of Parent after consummation of such transaction; (2) upon the exercise or settlement of, or as otherwise required by, any Parent Stock Awards granted pursuant to the Parent Stock Plans outstanding on the date of this Agreement and in accordance with their terms in effect on the date of this Agreement or thereafter granted in the ordinary course of business; (3) upon the acquisition of Parent Stock Equivalents by participants in the Parent Deferral Plans in accordance with their terms; (4) pursuant to the Parent 401(k) Plan in accordance with its terms; or (5) pursuant to the Parent Share Issuance;

(ii)  (A) sell, pledge or dispose of; (B) grant an Encumbrance on or permit an Encumbrance to exist on; or (C) authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance on, any material assets of the businesses of Parent and its Subsidiaries, except (1) in the ordinary course of business and consistent with past practice; (2) dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the business of Parent or its Subsidiaries; (3) Encumbrances that are Permitted Encumbrances; and (4) Encumbrances securing indebtedness that would not be prohibited by Section 6.02(b)(xii);

(iii)     amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of Parent or any of its Subsidiaries, except for the Parent Charter Amendment;

(iv)     declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except for (A) the declaration and payment of regular quarterly cash dividends not in excess of $0.20 per share of Parent Common Stock; and (B) dividends or distributions by any directly or indirectly wholly-owned Subsidiary of Parent;

(v)  adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(vi)     (A) acquire or dispose of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (B) make any loans or advances or capital contribution to, or investment in, any Person other than Parent or a Subsidiary of Parent;

(vii)    (A) grant any increase in the base salaries, target bonus opportunity, or other benefits payable by Parent or its Subsidiaries to any of its employees; (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any Parent Plans; or (C) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any Parent Employee, in each case, other than (1) as required by Law; (2) as required by any Parent Plan or Parent Employee Representative Agreement, each as in effect on the date hereof; (3) as permitted by Section 6.02(b)(i); (4) in the ordinary course of business consistent with the past practices of Parent or its Subsidiaries (including in the context of new hires or promotions based on job performance or workplace requirements); or (5) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of Parent and/or its Subsidiaries;

(viii)   terminate, discontinue, close or dispose of any plant, facility or other business operation, or lay off any employees (other than layoffs of less than 50 employees at any individual location in any six (6) month period in the ordinary course of business consistent with past practice);

(ix)     change any method of accounting or accounting practice or policy used by Parent as it relates to the businesses of Parent and its Subsidiaries, other than such changes as are required by GAAP or a Governmental Authority;

(x)  other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of Tax accounting; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes; in each case, to the extent that doing so could reasonably be expected to result in a material incremental cost to Parent or any of its Subsidiaries;

(xi)     pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements set forth in the Parent SEC Documents or incurred in the ordinary course of business and consistent with past practice;

(xii)     incur, guarantee or assume or otherwise become responsible for any indebtedness for borrowed money other than (A) indebtedness incurred under Parent’s current credit facilities; (B) indebtedness solely between or among Parent and its Subsidiaries; (C) refinancing, replacements, extensions and renewals of existing indebtedness entered into in the ordinary course of business consistent with past practice; (D) indebtedness in an aggregate principal amount not to exceed $50 million incurred to finance acquisitions that would otherwise be permitted under this Section 6.02(b); (E) indebtedness incurred in connection with the transactions contemplated hereby; and (F) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice;

(xiii)   commence or settle any Action other than in the ordinary course of business and consistent with past practice;

(xiv)   other than in the ordinary course of business and consistent with past practice, enter into, extend, materially amend, cancel or terminate any Environmental Permit, order or decree under Environmental Law, or any Parent Material Contract;

(xv)    (A) abandon, disclaim, sell, assign or grant any security interest in, to or under any material Parent Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material Parent Intellectual Property; or (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any material Parent Intellectual Property, except in the ordinary course of business and consistent with past practice;

(xvi)    fail to exercise any rights of renewal with respect to any material Parent Leased Real Property that by its terms would otherwise expire unless Parent (or, if the lessee is a Subsidiary of Parent, such Subsidiary) determines in good faith that a renewal would not be in the best interests of Parent;

(xvii)   fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xviii) fail to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the businesses of Parent and its Subsidiaries; or

(xix)    announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

(c)  In addition, between the date of this Agreement and the Effective Time, Parent shall, and shall cause its Subsidiaries to, (i) prepare and timely file all Tax Returns that it is required to file; (ii) timely pay all Taxes shown to be due and payable on such Tax Returns; and (iii) promptly notify TDCC of any notice of any Action or audit in respect of any Tax matters (or any significant developments with respect to ongoing Actions or audits in respect of such Tax matters).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01  Registration Statements; Proxy Statement; Schedule TO.

(a)  As promptly as reasonably practicable following the date hereof, to the extent such filings are required by applicable Law in connection with the transactions contemplated by this Agreement, (i) TDCC, Spinco, Parent and Merger Sub shall jointly prepare, and Parent shall file with the SEC, a proxy statement relating to the Parent Stockholder Approval (the “Proxy Statement”) and a registration statement on Form S-4 to register under the Securities Act the Parent Share Issuance (the “Parent Registration Statement”); (ii) TDCC, Spinco, Parent and Merger Sub shall jointly prepare, and Spinco shall file with the SEC, a registration statement on Form S-1 (if the Distribution is effected in whole as a pro rata dividend) or on Form S-4 (if the Distribution is effected in whole or in part as an exchange offer) to register under the Securities Act the Spinco Common Stock to be distributed in the Distribution (the “Spinco Registration Statement” and, together with the Parent Registration Statement, the “Registration Statements”); and (iii) if the Distribution is effected in whole or in part as an exchange offer, TDCC shall prepare and file with the SEC, when and as required, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act (collectively, the “Schedule TO”).  Each of TDCC, Spinco, Parent and Merger Sub shall use its reasonable best efforts to have the Registration Statements declared effective under the Securities Act as promptly as practicable after such filing, and Parent shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Parent Common Stock as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Proxy Statement and, if required by the SEC as a condition to the mailing of the Proxy Statement, the Parent Registration Statement is declared effective. Each of Parent and TDCC shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities Laws in connection with, in the case of Parent, the Parent Share Issuance and, in the case of TDCC, the issuance of the Spinco Common Stock in the Distribution and, if applicable, the exchange of Spinco Common Stock pursuant to an exchange offer. The parties hereto shall cooperate in preparing and filing with the SEC the Proxy Statement, the Registration Statements, the Schedule TO and any necessary amendments or supplements thereto. Parent and Merger Sub shall furnish all information concerning Parent and the Parent Entities, and TDCC and Spinco shall furnish all information concerning TDCC, the Business, the Transferred Subsidiaries and the JV Entity, as may be reasonably requested by the other parties hereto in connection with the preparation, filing and distribution of the Proxy Statement, the Registration Statements, the Schedule TO and any necessary amendments or supplements thereto.  None of the Proxy Statement, the Registration Statements, the Schedule TO nor any amendment or supplement thereto shall be filed or mailed to stockholders without the written consent of all of the parties hereto (such consent not to be unreasonably withheld, delayed or conditioned).

(b)  The Proxy Statement shall (i) state that the Parent Board has approved this Agreement and the transactions contemplated hereby, adopted the Parent Charter Amendment and approved the Parent Share Issuance; and (ii) include the Parent Recommendation (except to the extent that Parent effects a Change in the Parent Recommendation in accordance with Section 7.03(d)).

(c)  No amendment or supplement to the Proxy Statement, a Registration Statement or the Schedule TO shall be made without the prior consent of the other parties hereto (which shall not be unreasonably withheld, conditioned or delayed).  Parent and TDCC, as applicable, shall advise the other promptly after receiving oral or written notice of (i) the time when a Registration Statement has become effective or any supplement or amendment to the Proxy Statement or a Registration Statement has been filed; (ii) the issuance of any stop order; (iii) the suspension of the qualification for offering or sale in any jurisdiction of the Parent Common Stock issuable in connection with the Merger or the Spinco Common Stock issuable in connection with the Distribution; or (iv) any oral or written request by the SEC for amendment of the Proxy Statement, a Registration Statement or the Schedule TO or SEC comments thereon or requests by the SEC for additional information.  Parent and TDCC shall promptly provide each other with copies of any written communication from the SEC with respect to the Proxy Statement, the Registration Statements or the Schedule TO and shall cooperate to prepare appropriate responses thereto (and will provide each other with copies of any such responses given to the SEC) and make such modifications to the Proxy Statement, the Registration Statements and the Schedule TO as shall be reasonably appropriate.

(d)  If, at any time prior to the Effective Time, any event or circumstance shall be discovered by a party hereto that should be set forth in an amendment or a supplement to a Registration Statement, the Proxy Statement or the Schedule TO so that any such document would not include any misstatement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such party shall promptly inform the other parties hereto and the parties hereto shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to stockholders.

(e)   In connection with the filing of the Registration Statements and other SEC filings contemplated hereby, TDCC shall use its reasonable best efforts to (i) cooperate with Parent to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X; and (ii) provide and make reasonably available upon reasonable notice the senior management employees of TDCC to discuss the materials prepared and delivered pursuant to this Section 7.01(e).

Section 7.02  Parent Stockholders’ Meeting.  Parent shall take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Proxy Statement and, if required by the SEC as a condition to the mailing of the Proxy Statement, the Parent Registration Statement is declared effective, for the purpose of obtaining the Parent Stockholder Approval.  Parent agrees that the obligation of Parent to call, give notice of, convene and hold the Parent Stockholders’ Meeting shall not be limited or otherwise affected by (a) the commencement, disclosure, announcement or submission to Parent or its stockholders of any Competing Parent Transaction; or (b) any Change in the Parent Recommendation.  Subject to Section 7.03(d), Parent shall solicit from its stockholders proxies in favor of the Parent Stockholder Approval and shall take all other action reasonably necessary or advisable to secure the Parent Stockholder Approval.  Parent agrees that it shall not submit to a vote of the stockholders of Parent any Competing Parent Transaction or Competing Parent Transaction Agreement (in either case, whether or not a Superior Proposal) prior to the vote of Parent’s stockholders to obtain the Parent Stockholder Approval.

Section 7.03  No Solicitation of Transactions.

(a)  Parent agrees that neither it nor any of its Representatives shall, and that it shall cause each of its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to Parent’s stockholders), with respect to any Competing Parent Transaction; (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any Person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Parent Transaction; (iii) agree to, approve, endorse, recommend or consummate any Competing Parent Transaction; (iv) enter into any Competing Parent Transaction Agreement; (v) take any action to approve a third party becoming an “interested shareholder”, or to approve any transaction, for purposes of Section 13.1-725 of the Virginia Stock Corporation Act; or (vi) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing.  Parent acknowledges and agrees that the doing of any of the foregoing by Parent or any of its Representatives shall be deemed to be a breach by Parent of this Section 7.03(a).  Parent shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons (other than TDCC and its Affiliates) conducted prior to the execution of this Agreement by Parent or any of its Representatives with respect to a Competing Parent Transaction.  Parent shall not, and shall not permit any of its Representatives to, release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it or one of its Affiliates is a party in connection with a Competing Parent Transaction.  Parent shall promptly request each Person (other than TDCC and its Affiliates) that has heretofore executed a confidentiality agreement with Parent in connection with such Person’s consideration of a Competing Parent Transaction (whether by merger, acquisition of stock or assets or otherwise), to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by Parent, to enforce such Person’s obligation to do so.

(b)  Parent shall promptly (and in any event within 24 hours after Parent attains knowledge thereof) notify TDCC, orally and in writing, after the receipt by Parent or any of its Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing Parent Transaction, including any request for discussions or negotiations and any request for information relating to Parent or any of its Affiliates or for access to the business, properties, assets, books or records of Parent or any of its Affiliates.  Such notice shall indicate the identity of the Person making such proposal, inquiry, offer or request and a description of such proposal, inquiry, offer or request, including the terms and conditions (if any) of such proposed Competing Parent Transaction, and Parent shall promptly (and in any event within 24 hours after receipt by Parent) provide to TDCC copies of any written materials received by Parent in connection with any of the foregoing.  Parent agrees that it shall keep TDCC reasonably informed of the status and material details of (including discussions with respect to or amendments or proposed amendments to) (i) any such proposal, inquiry, offer or request; and (ii) any information requested of or provided by Parent pursuant to Section 7.03(c).  Parent shall provide TDCC with at least 48 hours prior notice of any meeting of the Parent Board at which the Parent Board is reasonably expected to consider any proposal, inquiry, offer or request with respect thereto (or any lesser advance notice otherwise provided to members of the Parent Board in respect of such meeting).  Parent agrees that it shall substantially simultaneously provide to TDCC any nonpublic information concerning Parent that may be made available pursuant to Section 7.03(c) to any other Person in response to any such proposal, inquiry, offer or request (or any amendment thereto) unless such information has previously been provided or made available by Parent to TDCC.

(c)  Notwithstanding anything to the contrary in this Section 7.03, at any time prior to the receipt of the Parent Stockholder Approval, Parent may furnish information to, and enter into discussions and negotiations with, a Person who has made an unsolicited, written, bona fide proposal or offer with respect to a Competing Parent Transaction that did not arise or result from any breach of this Section 7.03 if, prior to furnishing such information and entering into such discussions, the Parent Board has (i) determined, in its good faith judgment (after consulting with a financial advisor of internationally recognized reputation and outside legal counsel) that (A) such proposal or offer constitutes, or is reasonably likely to lead to, a Superior Proposal; and (B) the failure to furnish such information to, or enter into such discussions with, the Person who made such proposal or offer would be inconsistent with the Parent Board’s fiduciary duties to Parent and its stockholders under applicable Law; (ii) provided written notice to TDCC of its intent to furnish information or enter into discussions with such Person at least three (3) Business Days prior to taking the first of any such action with respect to any given Person; and (iii) obtained from such Person an Acceptable Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with Parent or having the effect of prohibiting Parent from satisfying its obligations under this Agreement) and, immediately upon its execution, delivered to TDCC a copy of such Acceptable Confidentiality Agreement.

(d)  Except as set forth in this Section 7.03(d), neither the Parent Board nor any committee thereof shall (i) withdraw, qualify, modify, amend or fail to make, or propose publicly to withdraw, qualify, modify or amend the Parent Recommendation; (ii) make any public statement or take any action inconsistent with the Parent Recommendation; or (iii) approve or adopt, or recommend the approval or adoption of, or publicly propose to approve or adopt, any Competing Parent Transaction (any of the actions described in (i), (ii) or (iii), a “Change in the Parent Recommendation”).  Notwithstanding the foregoing, if at any time prior to the receipt of the Parent Stockholder Approval and in response to the receipt of an offer or proposal with respect to a Competing Parent Transaction that did not arise or result from any breach of this Section 7.03, the Parent Board determines in its good faith judgment (after consulting with a financial advisor of internationally recognized reputation and outside legal counsel), that such offer or proposal constitutes a Superior Proposal and that the failure by the Parent Board to make a Change in the Parent Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties to Parent and its stockholders under applicable Law, the Parent Board may, with respect to such Superior Proposal, make a Change in the Parent Recommendation; provided, however, that the Parent Board shall not be entitled to exercise its right to make a Change in the Parent Recommendation pursuant to this Section 7.03(d) unless:

(1)  Parent has provided written notice to TDCC (a “Notice of Superior Proposal”) advising TDCC that the Parent Board has received a Superior Proposal promptly after the Parent Board determines it has received a Superior Proposal, stating that the Parent Board intends to make a Change in the Parent Recommendation describing the terms and conditions of such Superior Proposal; and

(2)  TDCC does not, within five (5) Business Days of receipt of the Notice of Superior Proposal (the “Notice Period”), make an offer or proposal to revise the terms of this Agreement (any such offer, a “Revised Transaction Proposal”) in a manner that the Parent Board determines in its good faith judgment, after consulting with a financial advisor of internationally recognized reputation and outside legal counsel, to be at least as favorable to Parent’s stockholders as such Superior Proposal; provided, however, that, during the Notice Period, Parent shall negotiate in good faith with TDCC (to the extent TDCC desires to negotiate) regarding any Revised Transaction Proposal; provided, further, that any amendment to the terms of such Superior Proposal during the Notice Period shall require a new written notice of the terms of such amended Superior Proposal from Parent and an additional five (5) Business Day Notice Period that satisfies this Section 7.03(d)(2), including with respect to Parent’s obligations to negotiate in good faith with TDCC.

(e)  Any disclosure that the Parent Board may be compelled to make with respect to the receipt of a proposal or offer with respect to a Competing Parent Transaction or otherwise consistent with its fiduciary duties to Parent and its stockholders under applicable Law or Rule 14d-9 or with Rule 14e-2(a) promulgated under the Exchange Act will not constitute a violation of this Section 7.03; provided, however, that neither the Parent Board nor any committee thereof shall make a Change in the Parent Recommendation in connection with such disclosure (it being understood that any “stop, look and listen” communication by or on behalf of Parent pursuant to Rule 14d-9(f) shall not be considered a Change in the Parent Recommendation) unless permitted by Section 7.03(d).  Any Change in the Parent Recommendation shall not change the approval of the Parent Board for purposes of causing any state takeover statute or other state Law to be inapplicable to the transactions contemplated by this Agreement.

(f)  TDCC agrees that neither it nor any of its Representatives shall, and that it shall cause each of its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to Parent’s stockholders), with respect to any Competing Spinco Transaction; (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any Person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Spinco Transaction; (iii) agree to, approve, endorse, recommend or consummate any Competing Spinco Transaction; or (iv) enter into any Competing Spinco Transaction Agreement.  TDCC acknowledges and agrees that the doing of any of the foregoing by TDCC or any of its Representatives shall be deemed to be a breach by TDCC of this Section 7.03(f).  TDCC shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons (other than Parent and its Affiliates) conducted prior to the execution of this Agreement by TDCC or any of its Representatives with respect to a Competing Spinco Transaction.  TDCC shall not, and shall not permit any of its Representatives to, release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it or one of its Affiliates is a party in connection with a Competing Spinco Transaction.  TDCC shall promptly request each Person (other than Parent and its Affiliates) that has heretofore executed a confidentiality agreement with TDCC in connection with such Person’s consideration of a Competing Spinco Transaction (whether by merger, acquisition of stock or assets or otherwise), to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by TDCC, to enforce such Person’s obligation to do so.  TDCC shall promptly (and in any event within 24 hours after TDCC attains knowledge thereof) notify Parent, orally and in writing, after the receipt by TDCC or any of its Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing Spinco Transaction, including any request for discussions or negotiations and any request for information relating to TDCC or any of its Affiliates with respect to the Business, or for access to the business, properties, assets, books or records of TDCC or any of its Affiliates with respect to the Business.

Section 7.04  Access to Information.

(a)  From the date of this Agreement until the Closing, upon reasonable notice, TDCC shall use its reasonable best efforts to (i) afford Parent and its authorized Representatives reasonable access to the offices, properties and books and records of the Business; and (ii) furnish to the authorized Representatives of Parent such additional available information regarding the Business (or copies thereof), as Parent may from time to time reasonably request; provided, that (x) any such access or furnishing of information shall be conducted at Parent’s expense, during normal business hours, under the supervision of Dow’s personnel and in such a manner as not to interfere with the normal operations of the Business; (y) all requests for access pursuant to this Section 7.04(a) shall be made in writing and shall be directed to and coordinated with a person or persons designated by TDCC in writing; and (z) Parent shall not, and shall cause its Representatives not to, contact any of the employees, customers, distributors or suppliers of any Dow Entity in connection with the transactions contemplated by this Agreement and the other Transaction Documents, whether in person or by telephone, mail, or other means of communication, without the specific prior written authorization of TDCC.  Notwithstanding anything to the contrary in this Agreement, TDCC shall not be required to provide any access or disclose any information to Parent or its Representatives if such disclosure could reasonably be expected to (A) jeopardize, or result in a loss or waiver of, any attorney-client or other legal privilege; (B) contravene any applicable Law, fiduciary duty or agreement; or (C) result in the loss of protection of any proprietary information or Trade Secrets of any Dow Entity.  When accessing any of Dow’s properties, Parent shall, and shall cause its Representatives to, comply with all of Dow’s safety and security requirements for the applicable property.  Notwithstanding anything to the contrary in this Agreement, (I) in no event shall Dow be required to provide any information relating to any Excluded Assets or any Excluded Liabilities; and (II) neither Parent nor any of its Representatives shall be allowed to sample or analyze any soil or groundwater or other environmental media, or any building material, without the prior written consent of TDCC, which consent may be withheld in the sole discretion of TDCC.

(b)  From the date of this Agreement until the Closing, upon reasonable notice, Parent shall use its reasonable best efforts to (i) afford TDCC and its authorized Representatives reasonable access to the offices, properties and books and records of the businesses of Parent and its Subsidiaries; and (ii) furnish to the authorized Representatives of TDCC such additional available information regarding the businesses of Parent and its Subsidiaries (or copies thereof), as TDCC may from time to time reasonably request; provided, that (x) any such access or furnishing of information shall be conducted at TDCC’s expense, during normal business hours, under the supervision of the personnel of Parent or its Subsidiaries and in such a manner as not to interfere with the normal operations of the businesses of Parent and its Subsidiaries; (y) all requests for access pursuant to this Section 7.04(b) shall be made in writing and shall be directed to and coordinated with a person or persons designated by Parent in writing; and (z) TDCC shall not, and shall cause its Representatives not to, contact any of the employees, customers, distributors or suppliers of any Parent Entity in connection with the transactions contemplated by this Agreement and the other Transaction Documents, whether in person or by telephone, mail, or other means of communication, without the specific prior written authorization of Parent.  Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to provide any access or disclose any information to TDCC or its Representatives if such disclosure could reasonably be expected to (A) jeopardize, or result in a loss or waiver of, any attorney-client or other legal privilege; (B) contravene any applicable Law, fiduciary duty or agreement; or (C) result in the loss of protection of any proprietary information or Trade Secrets of any Parent Entity.  When accessing any of the properties of Parent or its Affiliates, TDCC shall, and shall cause its Representatives to, comply with all of Parent’s or its Affiliates’ safety and security requirements for the applicable property.  Notwithstanding anything to the contrary in this Agreement, neither TDCC nor any of its Representatives shall be allowed to sample or analyze any soil or groundwater or other environmental media, or any building material, without the prior written consent of Parent, which consent may be withheld in the sole discretion of Parent.

(c)  The provisions of this Section 7.04 are subject to the Tax Matters Agreement with respect to Tax matters and the Employee Matters Agreement with respect to employee matters.

Section 7.05  Directors’ and Officers’ Indemnification.

(a)  The bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the bylaws of Spinco, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Spinco, unless such modification shall be required by Law.

(b)  In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.05.

Section 7.06  Regulatory and Other Authorizations; Notices and Consents.

(a)  Each party hereto shall, and shall cause its Affiliates to, use reasonable best efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents; (ii) cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals; and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith.  Each party hereto agrees to, and shall cause its respective Affiliates to, make promptly its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and the other Transaction Documents and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.  Each party hereto agrees to, and shall cause its respective Affiliates to, make as promptly as practicable its respective filings and notifications, if any, under any other applicable antitrust, competition or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition or trade regulation Law.  Parent shall, and shall cause its Affiliates to, pay all filing or notice fees in connection with the foregoing antitrust, competition and trade regulation Law filings and notifications.

(b)  Without limiting the generality of the parties’ undertakings pursuant to Section 7.06(a), and notwithstanding anything in this Agreement to the contrary, Parent shall, and shall cause each of its Affiliates to, take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any antitrust or competition Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated hereby and by the other Transaction Documents as promptly as practicable, and in any event prior to the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby and by the other Transaction Documents; provided that the effectiveness of such sale, divestiture or disposition or entry into such other arrangement shall be contingent on the consummation of the Merger.  In addition, Parent shall, and shall cause its Affiliates to, defend through litigation on the merits any Action by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date; provided, however, that the obligation of Parent set forth in this sentence shall in no way limit the obligation of Parent to take any and all steps necessary to eliminate each and every impediment under any antitrust, competition or trade regulation Law to close the transactions contemplated hereby prior to the Termination Date.  To assist Parent in complying with its obligations under this Section 7.06(b), TDCC shall, and shall cause its Affiliates to, enter into agreements or arrangements requested by Parent to be entered into by any of them prior to the Closing with respect to any matters contemplated by this Section 7.06(b); provided, however, that (i) this Section 7.06(b) shall not require TDCC or any of its Affiliates to agree to any sale, divestiture, disposition or other arrangement with respect to any businesses or assets other than the Business and (ii) the effectiveness of any sale, divestiture or disposition or entry into such other arrangements shall be contingent on the consummation of the Merger.

(c)  Each party hereto shall promptly notify the other parties hereto of any communication it or any of its Representatives receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority.  None of the parties hereto shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), litigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting.  Each party hereto shall, and shall cause its Representatives to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act.  The parties acknowledge that Parent shall have the principal responsibility for coordinating any meetings with or communications to Governmental Authorities, in consultation with TDCC, in connection with obtaining the consents and approvals of Governmental Authorities contemplated by this Section 7.06.  Each party hereto shall, and shall cause its Representatives to, provide each other with copies of all correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Business; (ii) as necessary to comply with contractual arrangements or applicable Law; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.  This Section 7.06(c) shall not apply with respect to the Internal Separation.

(d)  Each party hereto agrees that it shall not, and shall cause its Affiliates not to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust, competition or trade regulation Law, applicable to the transactions contemplated by this Agreement and the other Transaction Documents; (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby and by the other Transaction Documents; or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

Section 7.07  Release from Credit Support Instruments.

(a)  Parent shall, and shall cause its Affiliates (collectively, the “Parent Group”) to use reasonable best efforts to secure the unconditional release of each Retained Dow Entity from the Dow Credit Support Instruments identified in Section 7.07 of the TDCC Disclosure Letter at or prior to the Closing Date, including effecting such release by providing guarantees or other credit support and causing a member of the Parent Group to be substituted in all respects for each Retained Dow Entity that is party to such Dow Credit Support Instruments, so that the applicable member of the Parent Group shall be solely responsible for the obligations of such Dow Credit Support Instruments; provided, however, that any such release or substitution must be effected pursuant to documentation reasonably satisfactory in form and substance to TDCC.  From and after the Effective Time, Parent shall not permit any member of the Parent Group to (i) renew or extend the term of; or (ii) increase its obligations under, or transfer to a third party, any loan, contract or other obligation for which a Retained Dow Entity is or could reasonably be expected to be liable under any Dow Credit Support Instrument.  To the extent that a Retained Dow Entity has performance obligations under any Dow Credit Support Instrument from and after the Effective Time, Parent shall, and shall cause a member of the Parent Group to, (x) if requested by TDCC, perform such obligations on behalf of Dow; and (y) otherwise take such action as requested by TDCC so as to put TDCC or the applicable Retained Dow Entity in the same position as if Parent, or such member of the Parent Group, and not such Retained Dow Entity, had performed or was performing such obligations.  All costs and expenses incurred in connection with the release or substitution of such Dow Credit Support Instruments shall be borne by Parent.

(b)  Parent shall, and shall cause each Parent Entity to, use reasonable best efforts to secure the unconditional release of TDCC from each of its and its Subsidiaries’ obligations arising under, or in connection with, the JV Guarantees (the “JV Guarantee Release”).  Any such release must be effected pursuant to documentation reasonably satisfactory in form and substance to TDCC.  All costs and expenses incurred in connection with the release or substitution of the JV Guarantees shall be borne by Parent.  From and after the Closing, Parent shall indemnify TDCC and its Representatives for any and all Losses to the extent arising from, or relating to, the JV Guarantees.

Section 7.08  Financing.  (a)  Parent shall, and shall cause its Affiliates to, use reasonable best efforts to take (or cause to be taken) all actions necessary, proper or advisable to arrange and consummate the Financing as promptly as practicable after the date of this Agreement on terms and conditions no less favorable in the aggregate than the terms and conditions described in the Spinco Commitment Letter.  Parent shall, and shall cause its Affiliates to, (i) use reasonable best efforts to comply with and maintain the Spinco Commitment Letter and negotiate and execute definitive agreements with respect thereto, on the terms and conditions contained therein, which terms and conditions shall not expand upon the conditions to Closing or other contingencies to the funding on the closing date of the Financing as set forth in the Spinco Commitment Letter (the “Financing Agreements”) and shall deliver to TDCC a copy thereof as promptly as practicable (and no later than one (1) Business Day after such execution); (ii) satisfy on a timely basis all conditions in the Spinco Commitment Letter and the Financing Agreements that are within its control; (iii) fully enforce its rights under the Spinco Commitment Letter and the Financing Agreements including, at the request of TDCC, by commencing litigation proceedings against the Lenders; and (iv) use reasonable best efforts to draw upon and consummate the Financing at or prior to the Distribution.  In the event any funds in the amounts set forth in the Spinco Commitment Letter or the Financing Agreements, or any portion thereof, become unavailable on the terms and conditions contemplated in the Spinco Commitment Letter or the Financing Agreements, or it becomes reasonably likely that such funds may become unavailable on the terms and conditions set forth therein, Parent shall, and shall cause its Affiliates to, use reasonable best efforts to arrange to obtain promptly any such portion from alternative sources, including, subject to Section 7.08(b), on terms that shall not expand the conditions or other contingencies to the funding, from those set forth in the Spinco Commitment Letter, in an amount sufficient, when added to the portion of the Financing that is available, to finance the New Debt and the Additional Debt (the “Alternative Financing”) and to obtain, and, when obtained, to provide promptly to TDCC a copy of, a new financing commitment that provides for financing in an amount that is sufficient, when added to the portion of the Financing that is available, to finance the New Debt and the Additional Debt (the “Alternative Spinco Commitment Letter”).  For the avoidance of doubt, if the Financing or the Alternative Financing, as applicable, is available and all conditions to Closing set forth in Article VIII have been satisfied or waived or will be satisfied or waived at the Closing, Parent shall take all actions necessary to allow Spinco to incur the indebtedness provided under the Financing or the Alternative Financing, as applicable.

(b)  To the extent applicable, Parent shall take (or cause to be taken) all actions necessary, proper or advisable in order to arrange and consummate the Alternative Financing as soon as reasonably practicable on the terms and conditions described in the Alternative Spinco Commitment Letter, which actions shall include (i) using reasonable best efforts to comply with and maintain the Alternative Spinco Commitment Letter and negotiate and execute definitive agreements with respect thereto on the terms and conditions contained therein, which terms and conditions shall not expand upon the conditions to Closing or other contingencies to the funding on the closing date of the Alternative Financing as set forth in the Alternative Spinco Commitment Letter (the “Alternative Financing Agreements”) and shall deliver to TDCC a copy of such definitive agreements as promptly as practicable (and no later than one (1) Business Day after such execution); (ii) satisfying on a timely basis all conditions in the Alternative Financing Agreements within its control; (iii) fully enforce its rights under the Alternative Spinco Commitment Letter and the Alternative Financing Agreements including, at the request of TDCC, by commencing litigation proceedings against the Lenders; and (iv) using reasonable best efforts to draw upon and consummate the Alternative Financing at or prior to the Closing.  Neither the Alternative Spinco Commitment Letter nor the Alternative Financing Agreements shall (A) expand upon the conditions precedent or contingencies to the funding on the closing date of the Financing as set forth in the Spinco Commitment Letter as in effect on the date of this Agreement or the Financing Agreements; or (B) prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  Parent shall give TDCC prompt written notice (v) of any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Spinco Commitment Letter or the Financing Agreements and, if applicable, the Alternative Spinco Commitment Letter or the Alternative Financing Agreements; (w) of any actual or threatened withdrawal, repudiation or termination of the Financing by any of the Lenders; (x) of any material dispute or disagreement between or among any of the parties to the Spinco Commitment Letter or the Financing Agreements and, if applicable, the Alternative Spinco Commitment Letter or the Alternative Financing Agreements; (y) of any amendment or modification of, or waiver under, the Spinco Commitment Letter or the Financing Agreements and, if applicable, the Alternative Spinco Commitment Letter or the Alternative Financing Agreements or any related fee letters; or (z) if for any reason Parent believes in good faith that it will not be able to timely obtain all or any portion of the Financing on the terms and in the manner or from the sources contemplated by the Spinco Commitment Letter or the Financing Agreements and, if applicable, the Alternative Spinco Commitment Letter or the Alternative Financing Agreements.  Parent shall keep TDCC informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and, if applicable, the Alternative Financing, including by providing copies of all definitive agreements.  Parent shall not, without the prior written consent of TDCC, amend, modify, supplement, restate, substitute, replace, terminate, assign or agree to any waiver under the Spinco Commitment Letter, any Alternative Spinco Commitment Letter, any Financing Agreement or any Alternative Financing Agreement in a manner that expands on the conditions precedent or contingencies to the funding on the closing date of the Financing or, if applicable, the Alternative Financing, as set forth in such agreements or that could otherwise prevent, impair or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, that additional lenders and financing sources may be added to the Spinco Commitment Letter or any Alternative Spinco Commitment Letter after the date hereof or thereof with a concomitant reduction in the commitment of the lenders party thereto on the date hereof or thereof.

(c)  Prior to the Closing, TDCC shall provide, and shall use its reasonable best efforts to cause its Representatives (and use reasonable best efforts to cause external auditors) to provide, at the sole expense of Parent, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent and that is customary in connection with efforts to obtain financing of the type of the Financing or, if applicable, the Alternative Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Business), including (i) participation in meetings, drafting sessions, rating agency and roadshow presentations and due diligence sessions; (ii) furnishing Parent and its financing sources with (A) pertinent information regarding the Business as is customary in connection with the Financing or, if applicable, the Alternative Financing and (B) with respect to the Business, the following financial statements and other information:  (w) financial statements for an acquired business, MD&A, business and other financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act, and customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents, to consummate a Rule 144A offering of senior unsecured notes (with the exception of a consolidating footnote to the financial statements for guarantors’ and non-guarantors’ financial information, as such information may be expressed in the body of the relevant disclosure document with disclosure customary for a Rule 144A offering); (x) financial information of the Business necessary for Parent to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date and for such other periods as is required by Article 11 of Regulation S-X under the Securities Act, prepared after giving effect to the transactions contemplated by this Agreement, the Separation Agreement and the Financing Agreements to be consummated on the Closing Date as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements), which need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)); (y) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Business for each fiscal quarter ended after December 31, 2014 and at least 45 days before the Closing Date (and comparable periods for the prior fiscal year) (in each case within 45 days following the end of such fiscal quarter) and, if the Closing Date shall not have occurred prior to February 15, 2016, audited financial statements of the Business for the fiscal year 2015; and (z) a reconciliation of the consolidated EBITDA of the Business for fiscal year 2014 with the audited consolidated income statement of the Business for such period (collectively, the “Required Financial Statements”) and such other financial information as may be reasonably requested by Parent in order to consummate the Financing or, if applicable, the Alternative Financing; (iii) assisting Parent and its financing sources in the preparation of (A) a customary offering document (including a private placement memorandum, prospectus, offering memorandum or any similar document) for any of the Financing or, if applicable, the Alternative Financing; and (B) materials for rating agency presentations, bank information memoranda and bank syndication materials and similar documents required in connection with the Financing or, if applicable, the

Alternative Financing; (iv) taking customary corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent that are necessary to permit the consummation of the Financing or, if applicable, the Alternative Financing; (v) providing customary authorization and management representation letters representing (without knowledge or any similar qualifier) that the information provided by TDCC for inclusion in any confidential information memorandum or lender presentation does not include material non-public information about TDCC and its Subsidiaries, and designating the information provided by TDCC for presentation to the Lenders as suitable to be made available to lenders who do not wish to receive material non-public information; (vi) using reasonable best efforts to assist the Lenders in obtaining auditor comfort letters and legal opinions from counsel reasonably acceptable to Parent; (vii) furnishing to Parent and the Lenders such information as may be necessary so that the Required Financial Statements are complete and correct in all material respects and do not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading; (viii) assisting with the preparation of any credit or loan agreements and other definitive financing documents; (ix) providing at least five Business Days prior to the Closing all documentation and other information about the Business required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested at least 10 Business Days prior to the anticipated Closing; (x) cooperating with Parent and its title insurance company in the procurement of title insurance policies for any Transferred Owned Real Property, any Transferred Facility or any leasehold estate pursuant to any Ground Lease (as defined in the Separation Agreement) in any Retained Site, including the delivery of customary title affidavits, in each case, as reasonably requested by the Lenders; and (xi) satisfying the conditions precedent set forth in the Spinco Commitment Letter or any definitive documentation relating to the Financing to the extent the satisfaction of such conditions requires the cooperation of or is within the control of TDCC or Spinco; provided, that the actions contemplated in the foregoing clauses (i) – (xi) do not (I) unreasonably interfere with the ongoing operations of the Business; (II) cause any representation or warranty or covenant contained in this Agreement to be breached; (III) cause any condition to the Closing set forth in Article VIII to fail to be satisfied or otherwise cause any breach of this Agreement; (IV) require any Dow Entity to pay any out of pocket fees or expenses prior to the Closing that are not promptly reimbursed by Parent as set forth in Section 7.08(d); (V) involve any binding commitment by any Dow Entity (other than, in the case of Spinco, the execution of customary underwriting or purchase agreements in connection with any bond financing to be entered into shortly before the Closing), which commitment is not conditioned on the Closing and does not terminate without Liability to a Dow Entity upon the termination of this Agreement; (VI) require any Dow Entity or any of its Representatives to provide (or to have provided on its behalf) any certificates or opinions (other than, in the case of Spinco, certificates or opinions delivered on the Distribution Date); or (VII) cause any director, officer or employee of any Dow Entity to incur any personal liability.  Parent acknowledges and agrees that (1) Dow and its Representatives shall not be required to pay any commitment or other similar fee or incur any other Liability in connection with the Financing, or, if applicable, the Alternative Financing; and (2) the effectiveness of any documentation executed by any Dow Entity shall be subject to the consummation of the Closing.  Notwithstanding anything to the contrary contained herein, TDCC shall not be required to deliver any financial statements or other financial information except as contemplated by clause (ii)(B) above or Section 7.01.

(d)  Parent shall, and shall cause its Affiliates to, (i) promptly upon request by TDCC, reimburse Dow for all reasonable out of pocket costs and expenses (including attorneys’ fees) incurred by Dow in connection with cooperation provided for in Section 7.08(c) (such reimbursement to be made promptly and in any event within three (3) Business Days of delivery of reasonably acceptable documentation evidencing such expenses); and (ii) indemnify and hold harmless Dow and its Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing or, if applicable, the Alternative Financing, and any information utilized in connection therewith (other than information provided by Dow).  All non public or otherwise confidential information regarding the Business obtained by Parent or its Representatives pursuant to this Section 7.08 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

(e)  Subject to TDCC’s compliance with its obligations under Section 7.17, if TDCC determines that the Debt Exchange is not reasonably likely to be consummated at the time of the Distribution, then TDCC may elect in writing to (i) require Spinco to issue to TDCC the Spinco Securities notwithstanding that the Debt Exchange will not be consummated contemporaneously with the Distribution; or (ii) require Parent to draw upon and consummate the Financing and require Spinco (A) to borrow an amount no less than the Above Basis Amount pursuant to and on the terms and conditions set forth in the Financing Agreements (the “Additional Debt”); and (B) to distribute to TDCC an amount in cash equal to the Above Basis Amount.  In either case, the conditions set forth in Section 8.03(d) shall be deemed waived by TDCC upon completion of the actions set forth in either clause (i) or (ii) of the immediately preceding sentence.  To the extent that Spinco issues to TDCC Spinco Securities in accordance with clause (i) of the foregoing sentence, and TDCC determines to consummate the Debt Exchange or other sale or exchange of the Spinco Securities after the Closing, Parent and Spinco shall, following the Closing, reasonably cooperate with TDCC in connection with the preparation of all documents and the making of all filings required in connection with such Debt Exchange or other sale or exchange of the Spinco Securities, including by taking all such other actions as are required of TDCC pursuant to Section 7.08(c), which shall, together with Section 7.08(d), apply mutatis mutandis with respect to the cooperation by Parent and Spinco in connection with the Debt Exchange by TDCC and the re-offer of the Spinco Securities by the investment banks selected in accordance with Section 7.17.

(f)  Parent and Spinco shall reasonably cooperate with TDCC in connection with the preparation of all documents and the making of all filings required in connection with the Exchange Offer, including by taking all such other actions as are required of TDCC pursuant to Section 7.08(c), which shall, together with Section 7.08(d), apply mutatis mutandis with respect to the cooperation by Parent and Spinco in connection with the Exchange Offer by TDCC.

Section 7.09  Tax Matters.

(a)  This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income Tax regulations promulgated under the Code and the parties hereto hereby adopt it as such.  From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to ensure the Tax-Free Status of the External Transactions, including causing each of the Separation and the Merger to qualify, and will not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Tax-Free Status of the External Transactions, including preventing the Separation or the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.  Following the Effective Time, none of the Surviving Corporation, Parent nor any of their Affiliates shall knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause either then Separation or the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise prevent the parties from achieving the Tax-Free Status of the External Transactions.

(b)  Parent and TDCC shall cooperate and use their respective reasonable best efforts in order for (i) Parent to obtain the opinion of Cravath, Swaine & Moore LLP, in form and substance reasonably acceptable to Parent, dated as of the Closing Date to the effect that, on the basis of the facts and customary representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters and on the assumption that the conclusion in clause (ii)(A) of this Section 7.09(b) is correct, for U.S. federal income Tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and Spinco will be a party to the reorganization within the meaning of Section 368(b) of the Code (“Parent Merger Tax Opinion”); and (ii) TDCC to obtain the opinion of Shearman & Sterling LLP (“TDCC Tax Counsel”), in form and substance reasonably acceptable to TDCC, dated as of the Closing Date, on the basis of the facts, the Private Letter Ruling and customary representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters, as to the Tax-Free Status of the External Transactions, including that for U.S. federal income Tax purposes, (A) the Separation will constitute a “reorganization” within the meaning of Section 368(a) of the Code and that each of TDCC and Spinco will be a party to the reorganization within the meaning of Section 368(b) of the Code; (B) TDCC will not recognize gain or loss for U.S. federal income Tax purposes in connection with the receipt of the Spinco Securities pursuant to the Separation Agreement and the exchange of the Spinco Securities for debt of TDCC (the “Debt Exchange”); and (C) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and Spinco will be a party to the reorganization within the meaning of Section 368(b) of the Code (“TDCC RMT Tax Opinion”).  As a condition precedent to the rendering of the Parent Merger Tax Opinion and the TDCC RMT Tax Opinion, Parent, TDCC and Spinco, and others, if required, shall, as of the Closing Date, execute and deliver to TDCC Tax Counsel and Cravath, Swaine & Moore LLP the Tax Representation Letters.  Parent, TDCC and Spinco, and others, if required, shall, as of the date for filing the Registration Statement, execute and deliver to TDCC Tax Counsel and Cravath, Swaine & Moore LLP the Tax Representation Letters, dated and executed as of the applicable filing date.

(c)  As of the date hereof, neither TDCC nor Spinco knows of any reason (i) why it would not be able to deliver the Tax Representation Letters at the applicable times set forth in Section 7.09(b); or (ii) why TDCC would not be able to obtain the opinion contemplated by Section 8.03(b).

(d)  As of the date hereof, Parent does not know of any reason (i) why it would not be able to deliver the Tax Representation Letters at the applicable times set forth in Section 7.09(b); or (ii) why Parent would not be able to obtain the opinion contemplated by Section 8.02(b).

(e)  TDCC has submitted to the IRS a request for the Private Letter Ruling.  Each of TDCC, Spinco and Parent agree to use its reasonable best efforts to obtain the Private Letter Ruling, including providing such appropriate information as the IRS shall require in connection with such request or any supplement.  In connection with such request for the Private Letter Ruling, TDCC shall (i) keep Parent informed of all material actions taken or proposed to be taken by TDCC or the IRS; (ii) reasonably in advance of the submission of any supplemental submissions with respect thereto, provide Parent with a draft thereof, and consider in good faith Parent’s comments on such draft; (iii) provide Parent with copies of all written items sent by TDCC to the IRS and received by TDCC from the IRS with respect to the request (including items sent or received before the date of this Agreement); and (iv) promptly provide Parent with detailed information concerning any material telephonic, email, in person communications or other contacts with the IRS concerning the request.

(f)  TDCC (i) as of the date of this Agreement, does not know and has no reason to believe, that any Spinco Common Stock to be exchanged for Parent Common Stock may not be Qualified Spinco Common Stock; (ii) will use its reasonable best efforts to prevent any Spinco Common Stock to be exchanged for Parent Common Stock from not being Qualified Spinco Common Stock; and (iii) will promptly notify Parent if, before the Effective Time, it knows or has reason to believe that any Spinco Common Stock to be exchanged for Parent Common Stock may not be Qualified Spinco Common Stock.

Section 7.10  Conveyance Taxes.  Subject to the provisions of the Tax Matters Agreement, TDCC and Parent shall cooperate in the preparation, execution and filing of all Tax Returns or other documents regarding any Conveyance Taxes.  TDCC and Parent shall each pay one-half of all Conveyance Taxes.

Section 7.11  Control of Other Party’s Business.  Nothing contained in this Agreement shall give TDCC or Spinco, directly or indirectly, the right to control or direct any of the operations of Parent prior to the Closing.  Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct any of the operations of TDCC, the Business prior to the Closing. Prior to the Closing, each of TDCC, Spinco, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 7.12  Listing of Shares of Parent Common Stock.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, and TDCC shall reasonably cooperate with Parent with respect to such listing.

Section 7.13  Section 16 Matters.  Prior to the Effective Time, the parties hereto shall take all steps as may be required to cause any dispositions of Spinco Common Stock or acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Spinco or Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.14  Confidentiality.  (a)  The terms of the Amended and Restated Confidentiality Agreement, dated as of April 7, 2014 (the “Confidentiality Agreement”), between TDCC and Parent, are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement; provided, however, that, upon the Closing, the confidentiality obligations of Parent contained in the Confidentiality Agreement shall terminate in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the Business.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)  Nothing provided to Parent or TDCC or their respective Representatives pursuant to Section 7.04 shall in any way amend or diminish the parties’ obligations under the Confidentiality Agreement.  Each of Parent and TDCC acknowledges and agrees that any Evaluation Material made available to such party or its Representatives pursuant to Section 7.04 or otherwise by the other party or any of its Representatives shall be subject to the terms and conditions of the Confidentiality Agreement.

Section 7.15  Further Actions.

(a)  Except as otherwise expressly provided in this Agreement, the parties hereto shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Law (other than with respect to the matters covered in Section 7.06) to execute and deliver the Transaction Documents and such other documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.  Prior to the Closing, (i) neither TDCC nor Spinco shall terminate or assign the Separation Agreement, amend any provision of the Separation Agreement or any Exhibit or Schedule thereto or waive compliance with any of the agreements or conditions contained in the Separation Agreement, in each case without the prior written consent of Parent; and (ii) any consent, approval, authorization or similar action to be taken by Spinco under the Separation Agreement shall be subject to the prior written consent of Parent.  TDCC shall keep Parent reasonably informed of the status of the Internal Separation, including TDCC’s and Spinco’s progress in obtaining any necessary third-party consents or approvals of Governmental Authorities, and shall consult with Parent regarding the terms of any arrangements established pursuant to Section 2.01(d)(iii) or Section 2.02 of the Separation Agreement.  In the event that the requisite determination or approval is not obtained from the Louisiana Public Service Commission prior to the Distribution Date with respect to the electricity supply under the Lease of Electric Generation, Distribution and Interconnection Facilities attached to the Separation Agreement as Exhibit M or the Operating Services Agreement attached to the Separation Agreement as Exhibit O, then the parties hereto shall use their reasonable best efforts to develop and implement, prior to the Closing Date, arrangements to provide the Business with comparable electricity supply at the relevant sites.

(b)  Subject to the applicable terms of the Separation Agreement, from time to time after the Closing, without additional consideration, each party hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by another party hereto to make effective the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.16  Non-Solicitation.  TDCC agrees that, for a period of two (2) years from and after the Closing Date, it shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent, directly or indirectly, solicit or offer to hire or hire any of the Business Employees, or otherwise cause or seek to cause any Business Employee to leave the employ of a Parent Entity, or enter into a consulting agreement with any Business Employee; provided, however, that (a) the placement of any general mass solicitation or advertising that is not targeted at Business Employees shall not be considered a violation of the non-solicitation restriction of this Section 7.16; and (b) this Section 7.16 shall not preclude TDCC or its Subsidiaries from soliciting, offering to hire, hiring, or entering into a consulting agreement with, any Business Employee whose employment with a Parent Entity has been terminated by such Parent Entity.

Section 7.17  Debt Exchange.  TDCC shall use its reasonable best efforts to cause the Debt Exchange to be consummated prior to the Distribution; provided, that TDCC shall have the right to determine, after consultation with Parent, the terms and conditions of the Debt Exchange and the parties thereof.  TDCC will be permitted to reasonably direct and control the negotiations and arrangements in connection with the issuance of the Spinco Securities (and shall keep Parent informed of all developments with respect thereto) and financial, legal, accounting and other advisors for TDCC, and Parent and Spinco shall take, or cause to be taken, all actions, and do, or cause to be done, all other things necessary to facilitate the Debt Exchange as reasonably directed by TDCC in good faith (to the extent applicable, Section 3.04 of the Separation Agreement is incorporated into this Section 7.17 by reference and shall apply mutatis mutandis with respect to the actions of TDCC and Spinco in connection with the consummation of the Debt Exchange).  TDCC shall provide Parent with an opportunity to participate in any material discussions with the ultimate investors, investment banks, managers or other third parties relating to the terms and conditions of the Spinco Securities and shall in good faith take into account Parent’s comments with respect thereto.  Each party hereto shall cooperate in connection with the preparation of all documents and the making of all filings required in connection with the issuance of the Spinco Securities and the consummation of the Debt Exchange.  TDCC and Parent shall coordinate their activities with respect to the Debt Exchange and the other components of the Financing or the Alternative Financing, as applicable, with the intent of optimizing the marketing and execution thereof.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01  Conditions to the Obligations of Each Party.  The respective obligations of the parties hereto to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)  Internal Separation and Separation.  The Internal Separation and the Separation shall have been consummated in all material respects in accordance with the Separation Agreement.

(b)  Registration Statements.  Each Registration Statement, to the extent required, shall have been declared effective by the SEC under the Securities Act and the Exchange Act, as applicable, and no stop order suspending the effectiveness of either Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall be pending before the SEC.

(c)  Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d)  Stockholder Approval.  The Parent Stockholder Approval shall have been obtained.

(e)  Governmental Approvals.  Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated and any consents, authorizations, orders, approvals, declarations and filings required under the antitrust Laws of the jurisdictions identified in Section 8.01(e) of the TDCC Disclosure Letter shall have been made or obtained.

(f)  No Order.  There shall not be in effect in the United States of America or any of the jurisdictions set forth in Section 8.01(f) of the TDCC Disclosure Letter any Law or any Governmental Order issued by a Governmental Authority of competent jurisdiction that enjoins or makes illegal the consummation of the Merger, the Internal Separation or the Separation.

Section 8.02  Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following additional conditions:

(a)  Representations, Warranties and Covenants.  (i) The representations and warranties of TDCC contained in this Agreement (A) set forth in Sections 4.01, 4.02, 4.03(a)-(c), 4.04(a) and 4.19 shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; and (B) otherwise set forth in Article IV (1) that are qualified by a “Spinco Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date; and (2) that are not qualified by a “Spinco Material Adverse Effect” qualification shall be true and correct as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a Spinco Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such date); (ii) the covenants and agreements contained in this Agreement, the Separation Agreement and the Employee Matters Agreement to be complied with by TDCC and Spinco on or prior to the Closing shall have been complied with in all material respects; and (iii) Parent shall have received a certificate of TDCC signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above.

(b)  Tax Opinion.  Parent shall have received the opinion of Cravath, Swaine & Moore LLP, counsel to Parent, referred to in Section 7.09(b)(i), which opinion shall not have been withdrawn or modified in any material respect.

Section 8.03  Conditions to the Obligations of TDCC and Spinco.  The obligations of TDCC and Spinco to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following additional conditions:

(a)  Representations, Warranties and Covenants.  (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (A) set forth in Sections 5.01, 5.02, 5.03(a) and 5.20 shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; and (B) otherwise set forth in Article V (1) that are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date; and (2) that are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such date); (ii) the covenants and agreements contained in this Agreement and the Employee Matters Agreement to be complied with by Parent and Merger Sub on or prior to the Closing shall have been complied with in all material respects; and (iii) TDCC shall have received a certificate of Parent signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above.

(b)  Tax Opinion.  TDCC shall have received the TDCC RMT Tax Opinion from TDCC Tax Counsel, which shall not have been withdrawn or modified in any material respect.

(c)  IRS Letter Ruling.  TDCC shall have received the Private Letter Ruling, in form and substance reasonably acceptable to TDCC, and such ruling shall continue to be valid and in full force and effect as of the Closing Date.

(d)  Debt Exchange. The Debt Exchange shall have been consummated immediately before the Distribution.

(e)  New Debt.  Spinco shall have incurred the New Debt and shall have received the proceeds thereof, and TDCC shall have received the Spinco Consideration.

ARTICLE IX

TERMINATION

Section 9.01  Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, as follows:

(a)  by either Parent or TDCC, if the Closing shall not have occurred by the date that is nine (9) months after the date hereof (the “Termination Date”); provided, that if the conditions set forth in Sections 8.01(e) and (f) or Section 8.03(d) shall not have been satisfied or waived by the Termination Date, but all other conditions to Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied, then either Parent or TDCC may extend the Termination Date to the close of business New York City time on the date that is twelve (12) months after the date hereof by giving written notice of such extension to the other party; provided, further, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party hereto whose action or failure to fulfill any obligation under the Transaction Documents shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)  by either Parent or TDCC, in the event that any Governmental Authority of competent jurisdiction in the United States of America or any of the jurisdictions set forth in Section 8.01(f) of the TDCC Disclosure Letter shall have issued a Governmental Order that permanently enjoins the consummation of the Merger and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such Governmental Order or other action;

(c)  by either Parent or TDCC, if at the Parent Stockholders’ Meeting (including any adjournment, continuation or postponement thereof) the Parent Stockholder Approval shall not have been obtained; provided, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to Parent unless Parent has fully complied with all of its obligations under Section 7.02;

(d)  by TDCC, if a breach of any covenant or agreement on the part of Parent set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 8.01 or Section 8.03(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, prior to the Termination Date; provided that TDCC shall have given at least thirty (30) days’ (or such lesser time remaining prior to the Termination Date) prior written notice to Parent of such breach; provided, further, that TDCC is not then in breach of this Agreement or the Separation Agreement so as to cause any of the conditions set forth in Section 8.01 or Section 8.02 not to be satisfied;

(e)  by TDCC, if (i) a Change in the Parent Recommendation has occurred; (ii) Parent shall have failed to include the Parent Recommendation in the Proxy Statement; or (iii) Parent shall have failed to comply with its obligations in Sections 7.01, 7.02 or 7.03, except, in the case of clause (iii), for de minimis non-compliance with such obligations that are promptly cured;

(f)  by Parent, if a breach of any covenant or agreement on the part of TDCC or Spinco set forth in this Agreement or the Separation Agreement (including an obligation to consummate the Internal Separation, the Separation or the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 8.01 or Section 8.02(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, prior to the Termination Date; provided that Parent shall have given at least thirty (30) days’ (or such lesser time remaining prior to the Termination Date) written notice to TDCC of such breach; provided, further, that Parent is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.01 or Section 8.03 not to be satisfied; or

(g)  by the written consent of the parties hereto.

Section 9.02  Effect of Termination.  In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other parties hereto, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Representatives; provided, that nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability for fraud committed prior to such termination or for any breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in the Transaction Documents; provided, further, that Section 7.14, Section 9.02, Section 9.03 and Article X shall survive any termination of this Agreement and remain in full force and effect.

Section 9.03  Fees and Expenses.

(a)  The parties hereto agree that:

(i)       if TDCC terminates this Agreement pursuant to Section 9.01(e), then, no later than two (2) Business Days after the date of TDCC’s notice of such termination, Parent shall pay to TDCC the Termination Fee in cash in immediately available funds; and

(ii)  if (A) Parent or TDCC terminates this Agreement pursuant to Section 9.01(a) or Section 9.01(c); (B) prior to the termination of this Agreement, a Competing Parent Transaction shall have been publicly announced or shall have become publicly known; and (C) on or prior to the date that is eighteen (18) months after the date of such termination, Parent enters into a Competing Parent Transaction Agreement or consummates a Competing Parent Transaction (whether or not the applicable Competing Parent Transaction is the same as the original Competing Parent Transaction publicly announced or publicly known), then, on the earlier of the date Parent enters into a Competing Parent Transaction Agreement or consummates any Competing Parent Transaction, Parent shall pay to TDCC the Termination Fee in cash in immediately available funds, less the amount of any Expenses reimbursed by Parent pursuant to Section 9.03(b); provided that, solely for purposes of this Section 9.03(a)(ii), the references to “20%” in the definition of Competing Parent Transaction shall be deemed to refer to “50%”.

(b)  The parties hereto agree that, if this Agreement shall be terminated pursuant to Section 9.01(c), then Parent shall reimburse TDCC and Spinco for all of their Expenses in cash in immediately available funds, up to a maximum of $50,000,000, in the aggregate, not later than two (2) Business Days after submission by TDCC of statements therefor.

(c)  Except as expressly set forth in this Agreement, including this Section 9.03, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party hereto incurring such Expenses, whether or not the Merger or any other transaction contemplated by this Agreement is consummated, except that TDCC and Parent shall each pay one-half of all Expenses relating to printing, filing and mailing the Registration Statements and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

(d)  The parties hereto acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement.  In the event that Parent shall fail to pay the Termination Fee, or Parent shall fail to pay any Expenses when due, the amount of such payments shall be increased to include the costs and expenses incurred or accrued by or on behalf of TDCC and Spinco (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid Termination Fee or Expenses, commencing on the date that the Termination Fee or such Expenses became due, at a rate of interest equal to the Interest Rate.  Payment of the fees and expenses described in this Section 9.03 shall not be in lieu of any damages incurred in the event of breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.01  Non-Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except for those covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable).

Section 10.02  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile (with a confirmatory copy sent by an internationally recognized overnight courier service) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to TDCC and, on or prior to the Closing, to Spinco:

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
	Facsimile:	(989) 638-9397
	Attention:	Executive Vice President and General Counsel

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022-6069
	Facsimile:	(212) 848-7179
	Attention:	George A. Casey, Esq.
Heiko Schiwek, Esq.

(b)	if to Parent, Merger Sub, and, following the Closing, to Spinco:

Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, Missouri 63105-3443
	Facsimile:	(314) 480-1484
	Attention:	Senior Vice President and General Counsel

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
	Facsimile:	(212) 474-3700
	Attention:	Robert I. Townsend, III, Esq.
George F. Schoen, Esq.

Section 10.03  Public Announcements.  None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby without the prior written consent of the other parties hereto, unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the parties to this Agreement shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided, however, that the prior written consent of the other parties shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of the other parties.

Section 10.04  Severability.  If any term or other provision of this Agreement is declared invalid, illegal or incapable of being enforced by any Governmental Authority, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.05  Entire Agreement.  This Agreement, the Disclosure Letters, the Separation Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

Section 10.06  Assignment.  This Agreement and the rights and obligations hereunder may not be assigned by operation of Law or otherwise without the express written consent of TDCC and Parent (which consent may be granted or withheld in the sole discretion of TDCC or Parent), as the case may be, and any attempted assignment that is not in accordance with this Section 10.06 shall be null and void.

Section 10.07  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each party hereto that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 10.08; provided that any amendments or modifications of this Section 10.07 or Sections 10.09, 10.11, 10.12 or 10.14, to the extent adversely affecting any of Parent’s financing sources, may not be amended without the prior written consent of each of Parent’s financing sources.

Section 10.08  Waiver.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other parties or conditions to such obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.  Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 10.09  No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, other than Section 7.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons) and Section 10.14 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.10  Specific Performance.  The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law.  Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.  Without limiting the generality of the foregoing, the parties hereto agree that each party shall be entitled to enforce specifically the other parties’ obligations to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and the Parent Share Issuance and the obligations with respect to the Financing), if the conditions set forth in Article VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived (where permissible under applicable Law).  The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.

Section 10.11  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  Except with respect to Actions arising under another Transaction Document that does not incorporate the dispute resolution provisions contained in this Agreement, all Actions that, directly or indirectly, arise out of or relate to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court or United States federal court sitting in the State of Delaware.  Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action brought by any party hereto that, directly or indirectly, arises out of or relates to this Agreement; (b) agrees that service of process in such Action will be validly effected by sending notice in accordance with Section 10.02; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (A) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (B) its property is exempt or immune from attachment or execution in the State of Delaware; (C) such Action is brought in an inconvenient forum; (D) that the venue of such Action is improper; or (E) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

Section 10.12  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13  Counterparts.  This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 10.14  Non-Parties. Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, lenders, financing sources, managers, members, partners, agents or representatives of any party, in each case, who is not a party to this Agreement, shall have any liability for any obligations of the parties hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.  Such Persons who are not parties hereto are third party beneficiaries of Section 10.07, Section 10.11, Section 10.12 and this Section 10.14.  For the avoidance of doubt, this Section 10.14 shall not affect (a) the rights of the Persons party to the Spinco Commitment Letter to enforce the Spinco Commitment Letter in accordance with its terms; or (b) the rights and obligations of the parties hereto set forth in Section 7.08.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

THE DOW CHEMICAL COMPANY

By:	/s/ James R. Fitterling
Name: James R. Fitterling
Title: Vice Chairman, Business Operations

BLUE CUBE SPINCO INC.

By:	/s/ Stephen J. Doktycz
Name: Stephen J. Doktycz
Title: Vice President

OLIN CORPORATION

By:	/s/ Joseph D. Rupp
Name: Joseph D. Rupp
Title: Chairman and Chief Executive Officer

BLUE CUBE ACQUISITION CORP.

By:	/s/ John McIntosh
Name: John McIntosh
Title: Chief Executive Officer

[Signature Page to Merger Agreement]